As filed with the Securities and Exchange Commission on July 5, 2000

                                                      Registration No. 333-36290
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                               AMENDMENT NO. 1 TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                 PALMWORKS, INC.
                    (Exact name of registrant in its charter)

             Nevada                             7375                   76-0630801
  (State or Other Jurisdiction      (Primary Standard Industrial    (I.R.S. Employer
of Incorporation or Organization)    Classification Code Number)   Identification No.)

                      2525 South Shore Boulevard, Suite 309
                            League City, Texas 77573
                                 (281) 334-5940
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                  JAMES T. VOSS
                       CHAIRMAN OF THE BOARD OF DIRECTORS,
                     CHIEF EXECUTIVE OFFICER, AND PRESIDENT
                      2525 South Shore Boulevard, Suite 309
                            League City, Texas 77573
                                 (281) 334-5940
            (Name, address, including zip code, and telephone number,
                    including zip code, of agent for service)

                                   Copies To:

                              ROBERT S. KANT, ESQ.
                              SCOTT K. WEISS, ESQ.
                             GREENBERG TRAURIG, LLP
                               One East Camelback
                           Phoenix, Arizona 85012-1656
                                 (602) 263-2300


================================================================================

                       SUBJECT TO COMPLETION JULY 5, 2000


PROSPECTUS

                         762,393 SHARES OF COMMON STOCK

                                 PALMWORKS, INC.


     Certain stockholders of PalmWorks, Inc. are offering for sale up to 762,393 shares of common stock under this prospectus . The selling stockholders will determine when they will sell their shares, and in all cases they will sell their shares at the current market price or at negotiated prices at the time of the sale. We will pay the expenses incurred to register the shares for resale, but the selling stockholders will pay any underwriting discounts, concessions, or brokerage commissions associated with the sale of their shares of common stock. We will not receive any of the proceeds of sales by the selling stockholders.

     We are not affiliated with Palm, Inc. Our common stock is traded on the NASD Over-the-Counter Bulletin Board under the symbol "PMWKE." On June 28, 2000, the last sale price of the common stock as reported on the Over-the-Counter Bulletin Board was $5.00 per share. BECAUSE WE WERE NOT A REPORTING COMPANY UNDER THE FEDERAL SECURITIES LAWS ON MAY 4, 2000, THE NASD SCHEDULED THE REMOVAL OF OUR STOCK QUOTATIONS FROM THE OVER-THE-COUNTER BULLETIN BOARD ON THAT DATE. WE OBTAINED A TEMPORARY STAY FROM THE REMOVAL AND ARE AWAITING THE BRIEFING SCHEDULE OF THE APPEAL BEFORE THE SECURITIES AND EXCHANGE COMMISSION. WE ARE TAKING STEPS TO BECOME A REPORTING COMPANY.

     SEE "RISK FACTORS" BEGINNING ON PAGE 5 FOR A DISCUSSION OF RISK FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.


     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE
 ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS
                               A CRIMINAL OFFENSE.

               THE DATE OF THIS PROSPECTUS IS _____________, 2000.

                               PROSPECTUS SUMMARY


     THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY MORE DETAILED INFORMATION APPEARING ELSEWHERE IN THIS PROSPECTUS. THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. OUR ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THE RESULTS ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF THE FACTORS SET FORTH HEREIN AND ELSEWHERE IN THIS PROSPECTUS, INCLUDING THOSE SET FORTH UNDER "RISK FACTORS." YOU SHOULD READ THE ENTIRE PROSPECTUS CAREFULLY BEFORE MAKING AN INVESTMENT DECISION.


                                   OUR COMPANY

INTRODUCTION


     We are a development stage company that plans to provide wireless Internet access to users of a wide variety of hand-held personal digital assistants. Our services will provide subscribers

     * real-time information services, such as news, weather, sports, and stock quotes formatted for use by personal digital assistants; and

     * access to online applications that allow users of these devices to perform time-critical activities, such as executing stock trades, ordering medical prescription refills, checking and updating work schedules and time reports, and managing real-time sales or client account information.

     During fiscal year ended February 29, 2000, we had no revenue and generated a net loss of approximately $1.5 million. We expect to have our services online by the end of this fiscal year and plan to begin an introductory marketing campaign before December 2000. Key obstacles to reaching our marketing goals revolve around our agreements with strategic partners and the implementation of our customer support and billing systems. In order to bring our services online, we will need to enter into arrangements with strategic partners for various services, including the following:

     *    wireless network access that we will resell to our subscribers;

     *    call center support for customer services; and

     *    financial   contract   management  for  our  subscriber   billing  and
          purchases.

We are currently pursuing agreements for all of these services.


OUR MARKET OPPORTUNITY

     According to International Data Corporation, annual worldwide sales of personal companions will increase from approximately one million units in 1997 to an estimated 16 million units in 2003. The Internet has become an important way for consumers and professionals to access personal and business information, download new applications, and access new services. We believe that the use of wireless devices in conjunction with the Internet reflects a growing global business and consumer demand for convenient mobile access to data.


     Several   companies,   including  Palm,  Inc.,   AvantGo,   Inc.,   OmniSky
Corporation, and GoAmerica, Inc., currently market various types of information services similar to the services we plan to offer.


OUR STRATEGY


     Our goal is to be a leading provider of wireless information services and online applications for hand-held personal digital assistants. Key elements of our strategy to achieve this goal are the following:


     * develop strategic relationships with leading information service providers;

     * locate and develop applications that enhance the utility of personal digital assistants for both business and personal users;

     *    expand our subscriber base and build our company brand awareness;

     *    provide superior customer service and technical support; and

     * utilize advanced technologies in our delivery of information services and online applications.


     We do not have any strategic relationships with information service providers; we have not yet developed or acquired any applications for our services; and do not have any subscribers for our services.


OUR OFFICES

     Our principal offices are located at 2525 South Shore Boulevard, Suite 309, League City, Texas, 77573, telephone (281) 334-5940, facsimile (281) 334-0889.


     We are not affiliated with Palm, Inc. All references to our company refer to PalmWorks, Inc., a Nevada corporation, and its predecessors, operating divisions, and subsidiaries.


                                  THE OFFERING

Securities offered by the
selling stockholders..................   762,393 shares of common stock

Common stock currently
outstanding...........................   14,900,031 shares

Use of Proceeds.......................   We will not receive any of the proceeds
                                         of sales by the selling stockholders.

Risk Factors..........................   Investors should carefully consider the
                                         factors discussed under "Risk Factors."

Over the Counter Bulletin Board
Symbol ...............................   PMWKE


                       SUMMARY CONSOLIDATED FINANCIAL DATA

                                                                           Year Ended
                                                            -----------------------------------------
                                                            February 28,   February 28,   February 29,
                                                               1998           1999           2000
                                                            -----------    -----------    -----------
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
  Revenue ...............................................   $        --    $        --    $        --
  Operating expenses ....................................        19,798        899,984      1,015,200
  Other income (expense), net ...........................            --        155,453       (437,383)
  Net loss ..............................................       (19,798)      (744,531)    (1,452,583)
  Net loss per common share - basic and diluted .........         (0.13)         (2.37)         (0.31)
  Weighted average number of common shares outstanding ..       156,115        314,737      4,661,865

                                                                    As of
CONSOLIDATED BALANCE SHEET DATA:                              February 29, 2000
                                                              -----------------
  Working capital........................................       $    628,467
  Total assets...........................................          1,120,589
  Total debt.............................................              5,680
  Stockholders' equity...................................            921,259

                                  RISK FACTORS


     AN INVESTMENT IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. PROSPECTIVE INVESTORS SHOULD CONSIDER CAREFULLY THE FOLLOWING RISK FACTORS, IN ADDITION TO THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS, BEFORE PURCHASING ANY OF OUR COMMON STOCK.

INVESTORS WILL HAVE SIGNIFICANTLY LESS LIQUIDITY AND LIMITED AVAILABILITY OF QUOTATIONS IF OUR COMMON STOCK IS NO LONGER ELIGIBLE FOR QUOTATION ON THE NASD OVER-THE-COUNTER BULLETIN BOARD .

     Our common stock is currently quoted on the NASD Over-the-Counter Bulletin Board, or OTCBB. The OTCBB eligibility rule provides that no issuer may be quoted on the OTCBB unless it is required to make current filings pursuant to
Section 13 or 15(d) of the Securities Exchange Act of 1934. We did not meet this requirement by our required compliance date of May 4, 2000 , but we obtained a temporary stay to continue to have our common stock quoted on the OTCBB.

     During this time, we have appealed the NASD-scheduled removal of our stock quotations from the OTCBB. As part of that effort, we applied to the Securities and Exchange Commission for a stay of the removal until our appeal could be resolved. On May 5, the SEC issued an order temporarily staying the removal of our quotations from the OTCBB. Since that time, the SEC has accepted our appeal, but has not yet set a schedule to hear the arguments of the parties, nor has it determined whether to continue the stay pending the complete resolution of the appeal on the merits. No assurances can be given that our appeal will be successful or whether the SEC will continue the stay. If we are not successful in our appeal, our common stock will not be eligible for quotation on the OTCBB , which could occur at any time without notice.

     If our common stock is no longer quoted on the OTCBB, we believe our common stock quotations will be published in the "pink sheets," which generally does not provide real time quotes. As a result, we believe investors will have significantly less liquidity and limited availability of quotations, which could have a material adverse effect on the market price of our common stock. No assurance can be given when, if ever, we will meet the OTCBB qualifications to permit our common stock to be quoted on the OTCBB. Even if our common stock becomes eligible for quotation on the OTCBB, an active trading market may never develop, limiting the liquidity of shares held by investors.

WE HAVE INCURRED SUBSTANTIAL LOSSES, OUR ABILITY TO GENERATE REVENUE TO SUPPORT OUR OPERATIONS IS UNCERTAIN, AND OUR INDEPENDENT PUBLIC ACCOUNTANTS HAVE ISSUED A QUALIFIED OPINION ON OUR FINANCIAL STATEMENTS.


     We have not generated revenue, have incurred substantial losses since our inception, and currently are experiencing a substantial cash flow deficiency from operations. We expect to incur substantial additional losses for the foreseeable future. We incurred net losses of approximately $745,000 during fiscal 1999 and approximately $1,453,000 during fiscal 2000. As of February 29, 2000, we had working capital of approximately $628,500, and an accumulated deficit of approximately $3,014,000. Our ability to generate significant revenue is uncertain, and we may never achieve profitability. The report by our independent public accountants on our financial statements for the year ended February 29, 2000, states that we have not commenced our planned operations, have suffered recurring losses, and have no revenue from operations, all of which raise substantial doubt about our ability to continue as a going concern. Our consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.


WE HAVE NOT YET INTRODUCED OUR SERVICES, HAVE NOT YET GENERATED REVENUE, AND HAVE A VERY LIMITED OPERATING HISTORY UPON WHICH YOU CAN EVALUATE OUR POTENTIAL FOR FUTURE SUCCESS.


     We have not yet introduced our services. We have not generated revenue and have a very limited operating history on which you can evaluate our potential for future success. You should evaluate our company in light of the expenses, delays, uncertainties, and complications typically encountered by early-stage businesses, many of which will be beyond our control. These risks include the following:

     *    lack of sufficient capital,

     * unanticipated problems, delays, and expenses relating to product development and implementation,

     *    lack of intellectual property,

     *    licensing and marketing difficulties,

     *    competition,

     *    technological changes, and

     *    uncertain market acceptance of our products and services.


     As a result of our limited operating history, our plan for rapid growth, and the increasingly competitive nature of the markets in which we will operate, our historical financial data is of limited value in evaluating our future revenue and operating expenses. Our planned expense levels will be based in part on our expectations concerning future revenue, which is difficult to forecast accurately based on our stage of development. We may be unable to adjust spending in a timely manner to compensate for any unexpected shortfall in revenue. Further, business development and marketing expenses may increase significantly as we expand operations. To the extent that these expenses precede or are not rapidly followed by a corresponding increase in revenue, our business, operating results, and financial condition will suffer.

UNLESS FUTURE USERS OF WIRELESS PERSONAL DIGITAL ASSISTANTS USE THOSE DEVICES TO ACCESS THE INTERNET, OUR SERVICES WILL NOT GENERATE REVENUE.

     Our future success will depend upon a continued increase in the use of wireless devices to access the Internet and interface with online applications and upon the continued development of wireless devices as a medium for the delivery of network-based information content and services. In particular, our success will require that future users of wireless personal digital assistants, or PDAs, and other devices increasingly use those devices to obtain Internet-based and other network-based services, as well as in conjunction with online applications. We cannot predict whether this use will increase or whether wireless device users will be willing to pay profit-supporting prices for Internet-based and other network-based services.

IF WE DO NOT FIND ADDITIONAL SOURCES OF CAPITAL, WE MAY BE REQUIRED TO REDUCE THE SCOPE OF OUR BUSINESS ACTIVITIES UNTIL WE CAN OBTAIN OTHER FINANCING.

     We will not receive any proceeds from this offering. We believe that our current capital will satisfy our operating capital needs for only three months based upon our currently anticipated business activities. We anticipate incurring substantial losses in the future and will likely require significant additional financing in the future in order to satisfy our cash requirements. Our need for additional capital to finance our operations and growth will be greater should, among other things, our revenue or expense estimates prove to be incorrect, particularly if we do not find additional sources of capital. If we do not find additional sources of capital, we may be required to reduce the scope of our business activities until other financing can be obtained. We cannot predict the timing or amount of our capital requirements at this time. Our actual funding requirements may differ materially as a result of many factors, including the success of our service launch, the development of new products and technologies, and the proposed growth of our company. We may not be able to obtain additional financing in sufficient amounts or on acceptable terms when needed, which could adversely affect our operating results and prospects.


OUR SUCCESS DEPENDS ON OUR ABILITY TO ADAPT TO TECHNOLOGICAL CHANGES. IF WE FAIL TO ADAPT TO THOSE CHANGES, OUR ONLINE APPLICATIONS AND WIRELESS INFORMATION SERVICES MAY BECOME OBSOLETE.

     We compete in an  industry  that is evolving  rapidly.  The  wireless  data industry is characterized by the development of new technology, evolving industry standards, the introduction of new products and services, and changing customer demands. The emerging nature of the Internet and the large number of companies offering Internet-based products and services intensify these characteristics. Our success will depend on our ability to adapt our online applications and wireless information services to rapidly changing technologies and industry standards, to continually improve the performance of our systems, and to respond to the shifting demands of the marketplace. In addition, we could incur substantial costs if we need to modify our system to respond to the widespread adoption of new technologies or changes in existing technologies. We may fail to adapt to technological changes or the needs of the marketplace.

     We face a number of related risks generally encountered by companies in the developing wireless data industry, including the following:

     * the uncertainty of market acceptance of commercial services using our online applications and wireless information services;

     * our substantial dependence on a system with only limited market penetration to date;

     * our need to initiate and expand our marketing, sales, distribution, and support organizations;

     *    our ability to anticipate and respond to market competition; and

     *    our need to manage expanding operations.


     Any failure by us to anticipate or respond adequately to technological developments, customer requirements, or new design and production techniques or any significant delays in product development or introduction could reduce our opportunities to generate revenue and reduce our goodwill to customers.

OPEN INDUSTRY STANDARDS MAY CREATE A MORE COMPETITIVE MARKET FOR OUR ONLINE APPLICATIONS AND WIRELESS INFORMATION SERVICES, RESULTING IN LOWER OPERATING MARGINS FOR OUR BUSINESS.

     The wireless market, within which our services compete, is becoming increasingly competitive. The widespread adoption of open industry standards may make it easier for new market entrants and existing competitors to introduce products and services that compete with our system. We expect that we will compete primarily on the basis of time to market, functionality, quality, breadth of new application offerings, customer service, and price of our services. We may not be able to compete effectively on these or other bases. Many of our competitors have significantly greater financial, marketing, and other resources, generate greater revenue, and have greater name recognition and experience than we do. Some of our competitors are emerging wireless Internet service providers that already have competing services in the market. These competitors include OmniSky Corporation, a joint venture of Aether Systems, Inc., 3Com Ventures, and AvantGo, Inc.; Palm, Inc., the provider of Palm.net; and GoAmerica, Inc.


ANY ONLINE APPLICATIONS OR WIRELESS INFORMATION SERVICES WE PROVIDE MAY CONTAIN DEFECTS OR ERRORS THAT COULD RESULT IN LOST REVENUE OR INCREASED SERVICE COSTS.


     Any online applications and wireless information services we provide will be complex and must meet stringent technical requirements . We must develop our applications and services to keep pace with the rapidly changing wireless and wireless data industries. Applications as complex as ours may contain undetected errors or defects, especially when first introduced or when upgraded, which could result in lost revenue and goodwill.

THE LOSS OF ANY OF OUR KEY EXECUTIVES OR OUR FAILURE TO ATTRACT, INTEGRATE, MOTIVATE, AND RETAIN ADDITIONAL KEY EMPLOYEES WITH INTERNET, WIRELESS DATA, AND TECHNOLOGY EXPERIENCE COULD HARM OUR BUSINESS.

     Our success depends to a large degree upon the skills of our senior management team and current key employees and upon our ability to identify, hire, and retain additional sales, marketing, technical, and financial personnel. Because of the technical nature of our wireless service and the dynamic market in which we will compete, our performance will depend on attracting and retaining highly qualified employees. Competition for these personnel in the wireless data and technology industries is intense and identifying personnel with experience in both industries is even more difficult. We are in a relatively new market, and there are a limited number of people with the appropriate combination of skills needed to provide the services that our subscribers will require.

     We depend particularly upon James T. Voss, Chief Executive Officer and President, and Ellen S. Eckler, Executive Vice President and Chief Financial Officer. We do not maintain key person life insurance for any of our officers or key employees. Although we have employment agreements with our two executive officers and our six other employees, those agreements do not require our executives or our employees to enter non-competition agreements with us, and those executives or employees could leave our company to form or join a competitor. The loss of our key executives, the use of proprietary or trade secret data by former employees who compete with us, or the failure to attract, integrate, motivate, and retain additional key employees could delay the execution of our business plan, which result in lost revenue and goodwill.

OUR PRODUCTS AND SERVICES MAY NOT BE BROADLY ACCEPTED BY THE MARKET.

     We propose to deliver wireless information services and online applications over the Internet to wireless PDAs. This market is in the early stage of development. It is difficult to predict the rate at which this market will grow, if at all, because this market is relatively new and current and future competitors are likely to introduce competing services or applications. Any services and online applications that we provide may not experience broad market acceptance. Any market acceptance for our services or applications may not develop in a timely manner or may not be sustainable. New or increased competition may result in market saturation, more competitive pricing, or lower margins. Critical issues concerning development and use of our proposed services remain unresolved and may impact the growth of these services. These issues include, among others, the practicality and functionality of our online applications and our ability to enable our applications to interface with wireless PDAs. Our opportunities to generate revenue would be limited and any goodwill would be lost if the markets for our proposed services or applications fail to grow, grow more slowly than anticipated, or become more competitive, or if our proposed services or applications are not accepted by targeted customers even if a substantial market develops.

INVESTORS MAY NOT BE ABLE TO EXERCISE CONTROL OVER OUR COMPANY AS A RESULT OF MANAGEMENT'S AND OTHER PRINCIPAL STOCKHOLDERS' OWNERSHIP.

     The current executive officers and directors of our company beneficially own approximately 44.1% of our outstanding common stock and will beneficially own 39.3% in the event that our officers and directors sell all shares covered by this prospectus. As a result, the executive officers and directors of our company will be able to significantly influence the management and affairs of our company and all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. This concentration of ownership could have the effect of delaying or preventing a change in control of our company, even when a change of control is in the best interests of stockholders. Control by management might adversely affect the market price of the common stock and the voting and other rights of our company's other stockholders.

SECURITY RISKS OF ELECTRONIC COMMERCE MAY DETER FUTURE USE OF OUR PRODUCTS AND SERVICES THAT WOULD REDUCE OUR OPPORTUNITIES TO GENERATE REVENUE.

     A fundamental requirement to conducting Internet-based communications is the secure transmission of confidential information over public networks. Failure to prevent security breaches of our network, or well-publicized security breaches affecting the Internet in general, could deter consumers, retailers, and manufacturers from conducting electronic transactions that transmit confidential information. Advances in computer capabilities, new discoveries in the field of cryptography, and other developments may result in a compromise or breach of the algorithms we plan to use to protect content and transactions in connection with our services. Anyone that is able to circumvent our security measures could misappropriate proprietary confidential user information or cause interruptions in operations. There may be significant cost requirements to protect against security breaches or to alleviate problems caused by breaches. Any of these occurrences could increase our costs and result in lost revenue and goodwill.

ANY FUTURE ACQUISITIONS COULD DIVERT MANAGEMENT'S TIME AND ATTENTION, DILUTE THE VOTING POWER OF EXISTING STOCKHOLDERS, AND HARM OUR BUSINESS.

     As part of our growth strategy, we may acquire complementary businesses and assets. Acquisitions that we may make in the future could result in the diversion of time and personnel from our business. We also may issue shares of common stock or other securities in connection with acquisitions, which could result in the dilution of the voting power of existing stockholders and could have a dilutive effect on earnings per share. Any acquisitions would be accompanied by other risks commonly encountered in these types of transactions, including the following:


     * difficulties integrating the operations and personnel of acquired companies;

     * the additional financial resources required to fund the operations of acquired companies;

     *    the potential disruption of our business;

     * our ability to maximize our financial and strategic position by incorporating acquired technology or businesses with our product and service offerings;

     * the difficulty of maintaining uniform standards, controls, procedures, and policies;

     *    the potential loss of key employees of acquired companies;

     * the impairment of employee and customer relationships as a result of changes in management; and

     *    significant expenses we may incur to consummate acquisitions.


OUR PROPOSED GROWTH AND EXPANSION COULD HARM OUR BUSINESS.

     Over the next several months, we will add many new employees, introduce new systems, and effect other changes to address our rapid growth. The resulting strain on our managerial, operational, financial, and other resources could be significant. During the next several months, we also will begin forming strategic relationships and entering into agreements with service providers to enable us to offer our services online. Our ability to achieve and maintain profitability will depend, in part, upon the ability of senior management to manage effectively the growth of our company. Any failure to manage our proposed growth and expansion could result in lost opportunities to generate revenue or increased costs due to inefficiencies in our business.

RIGHTS TO ACQUIRE SHARES OF COMMON STOCK WILL RESULT IN DILUTION TO OTHER HOLDERS OF COMMON STOCK AND MAY ENABLE HOLDERS OF OPTIONS TO ACQUIRE SHARES OF COMMON STOCK AT PRICES BELOW FAIR MARKET VALUE.


     We have outstanding 14,900,031 shares of common stock. In addition, we have outstanding

     * options held by our directors, officers, and employees to purchase 1,800,000 shares of common stock with exercise prices ranging from $1.00 to $2.50 per share, and

     * warrants to purchase 1,893 shares of common stock with exercise prices ranging from $23.00 to $32.00 per share.


     Holders of these securities will have the opportunity to profit from an increase in the market price of our common stock, with resulting dilution in the interests of the holders of common stock. For example, during September 1999 we entered into a consulting agreement with Northwest Capital Partners, LLC, one of our affiliates, in which we granted to Northwest options to purchase 1,000,000 shares of our common stock at an exercise price of $0.01 per share. During February 2000, the options vested and Northwest exercised all 1,000,000 options. The existence of these stock options and warrants could adversely affect the terms on which we can obtain additional financing, and the holders can be expected to exercise these securities at a time when, in all likelihood, we would be able to obtain additional capital by offering shares of common stock on terms more favorable to us than those provided by the exercise of these securities.

OUR COMMON STOCK IS A "PENNY STOCK," AND COMPLIANCE WITH REQUIREMENTS FOR DEALING IN PENNY STOCKS MAY MAKE IT DIFFICULT FOR HOLDERS OF OUR COMMON STOCK TO RESELL THEIR SHARES.

     Our common stock currently is deemed to be "penny stock" as that term is defined in Rule 3a51-1 under the Securities Exchange Act of 1934, or Exchange Act. Section 15(g) of the Exchange Act and Rule 15g-2 under the Exchange Act require broker/dealers dealing in penny stocks to provide potential investors with a document disclosing the risks of penny stocks and to obtain manually signed and dated written receipt of the document before effecting a transaction in a penny stock for the investor's account. Compliance with these requirements may make it more difficult for holders of our common stock to resell their shares to third parties or otherwise, which could have a material adverse affect on the liquidity and market price of our common stock. Penny stocks are stocks

     * with a price of less than $5.00 per share that are not traded on a "recognized" national exchange;

     *    whose prices are not quoted on the Nasdaq automated  quotation system;
          or

     * issued by companies with net tangible assets less than $2.0 million (if the issuer has been in continuous operation for at least three years) or $5.0 million (if in continuous operation for less than three years), or with average revenue of less than $6.0 million for the last three years.


SHARES OF COMMON STOCK ELIGIBLE FOR SALE IN THE PUBLIC MARKET MAY ADVERSELY AFFECT THE MARKET PRICE OF OUR COMMON STOCK.


     Sales of substantial amounts of common stock by stockholders in the public market, or even the potential for these sales, are likely to adversely affect the market price of our common stock and could impair our ability to raise capital by selling equity securities. As of the date of this prospectus, approximately 6,200,000 of the 14,900,031 shares of common stock currently outstanding were freely transferable without restriction or further registration under the securities laws, unless held by "affiliates" of our company, as that term is defined under the securities laws. We also have outstanding approximately 8,700,000 restricted shares of common stock, as that term is defined under Rule 144 under the securities laws, that are eligible for sale in the public market, subject to compliance with the holding period, volume limitations, and other requirements of Rule 144. We are registering for resale 760,500 of these restricted shares, plus 1,893 shares that may be sold upon exercise of outstanding warrants, pursuant to the registration statement of which this prospectus forms a part. Upon effectiveness of the registration statement, those shares may be freely resold into the public markets. Moreover, the exercise of outstanding options and warrants will result in additional outstanding shares of common stock and will create additional potential for sales of additional shares of common stock in the public market.

THE PRICE OF OUR COMMON STOCK HAS BEEN VOLATILE, PUTTING OUR COMPANY AT RISK OF SECURITIES CLASS ACTION LITIGATION.

     The trading volume of our common stock historically has been limited and sporadic, and the stock prices have been volatile. For example, during the last six months, our common stock has traded at prices ranging from $0.93 to $19.88. Because we are a development stage company, our stock price is subject to considerable risk. In the past, securities class action litigation has often been brought against a company following periods of volatility in the market price of its securities. We may in the future be the target of similar litigation. Regardless of its outcome, securities litigation may result in substantial costs and divert management's attention and resources, which could harm our business and results of operations. The price at which our common stock will trade in the future may be highly volatile and may fluctuate as a result of various factors, many of which are beyond our control .

OUR INVESTMENT IN A PETROLEUM EXPLORATION PERMIT MAY BE SUBJECT TO GOVERNMENTAL LAWS OR REGULATIONS THAT MAY RESULT IN INCREASED COSTS TO OUR COMPANY.


     We own a 15% working interest in a petroleum exploration permit covering approximately 48,000 acres of the Taranaki Basin on the North Island of New Zealand. This asset was the property of Titan Resources, Inc. of Houston, Texas, a predecessor of our company, and is now our asset as a result of Titan's merger with our company in October 1999. Exploration, production, and marketing operations are regulated extensively. These regulations affect the costs, manner, and feasibility of the operations of oil and gas properties. As an owner of a working interest in this property, our interest may be adversely effected if new regulations affect the operations of the properties. Changes in or additions to regulations regarding the protection of the environment could increase compliance costs and may have an adverse affect on our investment. Owners and operators of the property are also subject to regulations that impose permitting, reclamation, land use, conservation, and other restrictions on their ability to drill and produce. These laws and regulations can require well and facility sites to be closed and reclaimed.

LEGAL UNCERTAINTIES SURROUND THE DEVELOPMENT OF THE INTERNET, AND COMPLIANCE WITH ANY NEWLY ADOPTED LAWS MAY PROVE DIFFICULT FOR OUR COMPANY AND MAY HARM OUR BUSINESS.


     The laws governing Internet transactions remain largely unsettled. The adoption or modification of laws or regulations relating to the Internet could adversely effect our business, operating results, and financial condition by increasing our costs and administrative expenses. It may take years to determine whether and how existing laws such as those governing intellectual property, privacy, libel, consumer protection, and taxation apply to the Internet. Laws and regulations directly applicable to communications or commerce over the Internet are becoming more prevalent. We must comply with new regulations in the United States, as well as any other regulations adopted by other countries in which we may do business. The growth and development of the market for online commerce may prompt calls for more stringent consumer protection laws, both in the United States and abroad, as well as new laws governing the taxation of Internet commerce. Compliance with any newly adopted laws may prove difficult for our company and may harm our business, operating results, and financial condition.

                           FORWARD-LOOKING STATEMENTS


     Some of the statements and information contained in this prospectus concerning our future, proposed, and anticipated activities, as well as statements regarding certain trends with respect to our revenue, operating results, capital resources, and liquidity or with respect to the markets in which we compete or the wireless communication markets in general. Forward-looking statements include statements that are not historical facts are forward-looking statements, as this term is defined in the securities laws. Forward-looking statements, by their very nature, include risks and uncertainties, many of which are beyond our control. Accordingly, actual results may differ, perhaps materially, from those expressed in or implied by the forward-looking statements. Factors that could cause actual results to differ materially include those discussed elsewhere in this section entitled "Risk Factors."


                                 USE OF PROCEEDS

     We will not receive any of the proceeds of sales of common stock by the selling stockholders.

                           PRICE RANGE OF COMMON STOCK


     Our common stock has been quoted on the OTCBB under the symbol "PMWK" since September 1999 and "PMWKE" since April 7, 2000. See "Risk Factors - Investors will have significantly less liquidity and limited availability of quotations if our common stock is no longer eligible for quotation on the NASD Over-the-Counter Bulletin Board ." The following table sets forth the high and low bid information of our common stock for the calendar quarters indicated as reported on the OTCBB.

                                                                High       Low
                                                               ------     ------
YEAR ENDED DECEMBER 31, 1999:
     Fourth quarter.........................................   $ 5.81     $ 0.93

YEAR ENDED DECEMBER 31, 2000:
     First quarter..........................................   $19.88     $ 4.00
     Second quarter (through  June 28, 2000)................   $ 7.13     $ 2.25

     Over-the-counter market quotations reflect inter-dealer prices, without retail mark-up, mark-down, or commission, and may not necessarily represent actual transactions. As of June 28, 2000, there were approximately 281 holders of record of our common stock. On June 28, 2000, the closing sales price of our common stock as quoted on the OTCBB was $5.00 per share.

     Our common stock currently is quoted on the OTCBB. The OTCBB is a quotation service that displays real-time quotes, last-sale prices, and volume information for qualifying securities. In January 1999, the NASD announced that it would limit quotations on the OTCBB to the securities of companies that, among other requirements, are "reporting" companies under the federal securities laws. Because we were not a reporting company as of May 4, 2000, the NASD scheduled the removal of our stock quotations from the OTCBB on that date. We obtained a temporary stay from the removal and are awaiting the scheduling of an appeal. We are taking steps to become a reporting company. If our common stock is no longer quoted on the OTCBB, we believe our common stock will be published in the "pink sheets," which generally does not provide real-time quotes. As a result, we believe there will be significantly less liquidity, limited availability of quotations, and increased difficulty in making purchases and sales of our common stock, all of which could have a material adverse effect on the market price of our common stock. No assurance can be given when, if ever, we will meet the OTCBB qualifications to permit our common stock to be quoted on the OTCBB after May 4, 2000. Even if our common stock becomes eligible for quotation on the OTCBB, an active trading market may never develop, limiting the liquidity of shares held by investors.

                                 DIVIDEND POLICY

     The holders of common stock will be entitled to receive dividends, if any, as may be declared by our board of directors from time to time out of legally available funds. Payments of any cash dividends in the future will depend on our financial condition, results of operations, and capital requirements as well as other factors deemed relevant by our board of directors. For the foreseeable future, we intend to retain any future earnings to finance our operations and we do not anticipate paying any cash dividends with respect to our common stock.

                      SELECTED CONSOLIDATED FINANCIAL DATA


     The selected consolidated financial data presented below under the captions "Consolidated Statements of Operations Data" for the year ended February 29, 2000 and "Consolidated Balance Sheet Data" as of February 29, 2000 are derived from the consolidated financial statements of PalmWorks, Inc., which have been audited by L.L. Bradford & Company, independent certified public accountants. The "Consolidated Statement of Operations Data" presented below for the years ended February 28, 1997, February 28, 1998, and February 28, 1999 and "Consolidated Balance Sheet Data" as of February 28, 1997, February 28, 1998, and February 28, 1999 are derived from the consolidated financial statements of PalmWorks, Inc., which have been audited by Bob Stephens & Associates, P.C., independent certified public accountants. The "Consolidated Statements of Operations Data" for the nine months ended February 28, 1996 and "Consolidated Balance Sheet Data" as of February 28, 1996 are derived from the unaudited consolidated financial statements of Monarch Energy Corp., a predecessor of PalmWorks, Inc. The unaudited financial statements of Monarch Energy Corp. are not included in this registration statement.


     The consolidated financial statements as of February 28, 1999 and February 29, 2000 and for the three years ended February 29, 2000, and the reports thereon are included elsewhere in this registration statement. The consolidated selected data should be read in conjunction with the consolidated financial statements for the years ended February 29, 2000, the related notes and the independent auditors' reports, which contain an explanatory paragraph that states that our recurring losses from operations and net capital deficiency raise substantial doubt about our ability to continue as a going concern, appearing elsewhere in this prospectus. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty. The following data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and notes thereto included elsewhere in this prospectus.


                                  Nine Months                          Year Ended
                                     ended        -------------------------------------------------------
                                  February 28,   February 28,   February 28,   February 28,   February 29,
                                     1996            1997           1998           1999          2000
                                   ---------      ----------     ----------     ----------    -----------
CONSOLIDATED STATEMENTS OF
OPERATIONS DATA:
  Revenue ......................   $  14,366      $    4,088             --     $       --    $        --
  Operating expenses ...........      13,310         596,000         19,798        899,984      1,015,200
  Other income (loss), net .....     (15,686)           (360)            --        155,453       (437,383)
  Net loss .....................     (14,630)       (592,272)       (19,798)      (744,531)    (1,452,583)
  Net loss per common share -
  basic and diluted ............       (0.28)          (0.04)         (0.13)         (2.37)         (0.31)
  Weighted average number of
  common shares outstanding ....      52,000         156,115        156,115        314,737      4,661,865

CONSOLIDATED BALANCE SHEET DATA
(AT END OF PERIOD):
  Working capital (deficit) ....   $ (53,589)     $  225,411     $ (136,543)    $ (753,156)   $   628,467
  Total assets .................       1,056         267,351        266,631        649,642      1,120,589
  Total debt ...................      49,190         377,703        361,780        552,300          5,680
  Stockholders' equity (deficit)     (48,134)       (110,352)       (95,149)      (105,561)       921,259

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


     YOU SHOULD READ THE FOLLOWING DISCUSSION AND ANALYSIS WITH THE SELECTED CONSOLIDATED FINANCIAL DATA AND OUR CONSOLIDATED FINANCIAL STATEMENTS INCLUDING THE NOTES, WHICH APPEAR ELSEWHERE IN THIS PROSPECTUS. EXCEPT AS OTHERWISE INDICATED, ALL INFORMATION IN THIS PROSPECTUS REFLECTS A 1-FOR-100 REVERSE SPLIT OF OUR COMMON STOCK ON OCTOBER 15, 1999. THE FOLLOWING DISCUSSION CONTAINS FORWARD-LOOKING STATEMENTS THAT REFLECT OUR PLANS, ESTIMATES, AND BELIEFS. OUR ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE DISCUSSED IN THE FORWARD-LOOKING STATEMENTS. FACTORS THAT COULD CAUSE OR CONTRIBUTE TO THESE DIFFERENCES INCLUDE THOSE DISCUSSED BELOW AND ELSEWHERE IN THIS PROSPECTUS, PARTICULARLY IN "RISK FACTORS."


OVERVIEW

     We are a development stage company that plans to provide wireless Internet access to users of a wide variety of hand-held personal digital assistants, or PDAs. Our services will provide subscribers

     * real-time information services such as news, weather, sports, and stock quotes formatted for use by PDAs; and

     * access to online applications that will allow PDA users to perform time-critical activities, such as executing stock trades, ordering medical prescription refills, checking and updating work schedules and time reports, and manage real-time sales or client account information.


     Our company was organized in June 1971 under the laws of the state of New York under the name The Bolton Group, Ltd. Our company engaged in various businesses and underwent several name changes between 1971 and 1994, when we changed our name to Titan Resources, Inc. Between June 1994 and 1997, as Titan Resources, we owned and operated an industrial mining and sales operation and other oil interests through our subsidiary American Monarch Energy Corp.
Beginning in March 1997 and continuing to March 1998, we had no assets or operations In March 1998, we entered into an asset purchase agreement with Mobilelink Communications, for the rights and title to all of Mobilelink's intellectual property, consisting of software and other intangibles, in exchange for 220,000 shares of our company and 5% of the gross sales of licenses of the intellectual property (which was to be paid to Affiliated Resources Corporation, from which Mobilelink originally purchased the intellectual property). Pursuant to that acquisition, if the gross sales from licenses did not equal at least $200,000 within 24 months from the date of the purchase, then the acquired assets would be returned to Mobilelink. We formed a subsidiary, Titan Wireless, Inc., in March 1998 and immediately placed all of the acquired intellectual property from Mobilelink into the subsidiary in exchange for 100% of the issued stock of the subsidiary. We own 100% of the issued and outstanding stock of Titan Wireless, Inc.

     We have been in the development stage since we purchased the assets of Mobilelink in March 1998. During fiscal 2000, we determined that our investment in the intellectual property of Mobilelink was a non-viable asset with no future benefits to our company, and we wrote-off that investment resulting in a loss of $440,000. Although we do not plan to use any of the assets purchased from Mobilelink as a part of our future business activity, we plan to acquire and develop new software and software applications and to use a combination of purchased and internally developed software and software applications) to deliver wireless information services over the Internet on a subscription basis to wireless PDAs.

     During November 1999, through the settlement of a lawsuit involving Titan Resources, we acquired an undivided 15% working interest in a petroleum exploration permit covering approximately 48,000 acres of the Taranaki Basin on the North Island of New Zealand. GEL Exploration of Houston, Texas is the operator of the permit, and GEL recently notified us that it plans to begin drilling during May 2000. The operator of the permit has targeted Mount Messenger as the formation of the test well. In the event that the operator discovers oil on our concession, we will be required to invest additional capital to allow the operator to complete the well and begin production. We believe that we would be able to obtain additional financing in the event that the operator discovers oil on our concession. If the operator does not discover oil on our concession and we determine that an opportunity for us to realize a return on our investment does not exist, we do not intend to invest additional capital in this asset and do not intend to pursue further this type of business activity.


RESULTS OF OPERATIONS


     The following table provides, for the periods shown, the line items included in our consolidated statements of operations.


                                                     Year Ended
                                      -----------------------------------------
                                      February 28,   February 28,   February 29,
                                         1998           1999           2000
                                      -----------    -----------    -----------
Revenue ...........................   $        --    $        --    $        --
                                      -----------    -----------    -----------
Operating expenses
   Professional fees ..............            --        144,583        263,493
   Wages and payroll taxes ........            --             --        251,594
   Contract labor .................            --        289,169             --
   Stock based compensation .......            --         44,119        238,000
   Depreciation ...................           546         13,100         25,563
   Interest expense ...............            --         14,500          7,755
   Advertising ....................            --         76,685          4,070
   General and administrative .....        19,252        317,828        224,725
                                      -----------    -----------    -----------
       Total operating expenses ...        19,798        899,984      1,015,200
                                      -----------    -----------    -----------
Net loss from operations ..........   $   (19,798)   $  (899,984)   $(1,015,200)
Other income (expense)
   Forgiveness of debt ............            --        306,019             --
   Related party bad debts ........            --       (169,172)            --
   Interest income ................            --             --          2,617
   Gain on sale of fixed assets ...            --         18,606             --
   Loss on investments ............            --             --       (440,000)
                                      -----------    -----------    -----------

Total other income (expense) ......            --        155,453       (437,383)
                                      -----------    -----------    -----------
Net loss ..........................   $   (19,798)   $  (744,531)   $(1,452,583)
                                      ===========    ===========    ===========


RESULTS OF OPERATIONS FOR FISCAL YEAR ENDED FEBRUARY 29, 2000 COMPARED WITH FISCAL YEAR ENDED FEBRUARY 28, 1999 AND FISCAL YEAR ENDED FEBRUARY 28, 1998


     Our company realized substantial increases in total operating costs over the last three years, resulting in net losses of approximately $1,453,000, $745,000, and $20,000 for the years ended February 29, 2000, February 28, 1999, and 1998. For the year ended February 29, 2000, our total operating costs were approximately $1,015,000 compared to $900,000 for year ended February 28, 1999. The increase in operating expenses for year ended February 29, 2000 was primarily due to costs realized in the building of company infrastructure for wireless Internet access. These costs include an increase in overall payroll compensation and related taxes of approximately $252,000 and consulting fees of approximately $186,000 compared to the prior year. For the year ended February 28, 1999, our total operating costs were approximately $900,000 compared to $20,000 for the year ended February 28, 1998. The increase in operating expenses for the year ended February 28, 1999 was primarily due to contract labor of approximately $289,000, professional fees of $145,000, and general and administrative fees of $318,000.

     We expect a continued increase in operating costs as we prepare to bring our services online. Although we expect to generate revenue during the year ending February 28, 2001, we expect to continue to incur losses from operations. We expect to see increases in our wage and payroll tax expenses over the next 12 to 18 months, as well as additional expenses for contract labor. Approximately 75% of the professional fees incurred during fiscal years 1999 and 2000 were related to litigation. We are involved in litigation incurred in the normal course of business. We do not believe the liabilities, if any, resulting from these matters will have a material adverse effect on our consolidated financial statements.

     Once we commence our services, we expect increases in marketing and advertising expenses. We also expect increases in general and administrative expenses. These increases will be incurred through adding additional management personnel and increases in existing management personnel salaries.

OTHER INCOME


     During the fiscal years ended February 29, 2000, February 28, 1999, and 1998, we reported other income (loss) approximating $(438,000), $155,000, and $-0-, respectively. For the year ended February 29, 2000, other loss of approximately $438,000 was primarily due to the write-off of $440,000 relating to intellectual property that we acquired from Mobilelink in March 1998, which we ultimately determined had no future benefits to our company. For the year ending February 28, 1999, other income of approximately $155,000 primarily related to forgiveness of debt of approximately $306,000 from an acquisition agreement that we entered into during 1996 with Ponder Industries.


LIQUIDITY AND CAPITAL RESOURCES

     Liquidity is a measure of a company's ability to meet potential cash requirements, including ongoing commitments to research and development activities and for general purposes. Cash for research and development and general operating expenses is primarily obtained through cash flows from financing activities.

     We have significant ongoing liquidity needs to support our existing business and research and development activities. Our liquidity is actively managed on a periodic basis and our financial status, including our liquidity, is reviewed periodically by our management. This process is intended to ensure the maintenance of sufficient funds to meet the needs of our company.


     During the fiscal year ended February 29, 2000, we realized a net loss of approximately $1.5 million. We used approximately $830,000 of cash in operating activities, primarily due to our net loss offset by approximately $275,000 of expenses paid with common stock, and the non-cash loss on investment of $440,000 related to the write-off of the intellectual property acquired from Mobilelink discussed above. We also used approximately $106,500 of cash to repay amounts due to related parties.

     Capital expenses for fiscal year ended February 29, 2000 was approximately $111,000. Capital expenses primarily related to the purchase of computer hardware, software, and office furniture.

     During February 2000, we raised approximately $1.8 million from the issuance of 1,200,000 shares of common stock. We used approximately $55,000 of these proceeds to repay notes payable that had been assumed from Titan Resources.

     On February 29, 2000, we had a cash balance of approximately $818,000 and working capital of approximately $628,500. We currently are experiencing a net cash outflow of approximately $150,000 per month. We believe that our current capital will satisfy our operating capital needs for only three months based upon our currently anticipated business activities.

     During April 2000, we secured a revolving note with Northwest Capital Partners for $1.0 million. The revolving note bears interest at the prime rate, with interest payable quarterly, and matures in January 2002. The revolving note is secured by all of our tangible and intangible assets. We may prepay the notes from time to time without penalty. No amounts are outstanding under the revolving note.

     Assuming we have sufficient capital resources available, we intend to accelerate spending to further develop our infrastructure in the next several calendar quarters. We have forecasted approximately $3.8 million in operating expenses through year end 2001, compared with approximately $1.0 million in operating expenses fiscal year 2000. The increase in operating expenses relates to

     * approximately $1.0 million in payroll expense related to our increased staffing requirements,

     * approximately $1.0 million for legal, professional, and insurance expenses related to our company becoming a "reporting company," and

     * approximately $300,000 in marketing and advertising related to our introductory marketing campaign.

     We anticipate incurring substantial losses in the future and will likely require significant additional financing in the future in order to satisfy our cash requirements. We intend to raise additional capital through debt and equity financings to fund our continued growth. In order for our company to execute its business plan and bring its service offerings online, we expect to incur a substantial increase in our operating expenses. Our need for additional capital to finance our operations and growth will be greater should, among other things, our revenue or expense estimates prove to be incorrect, particularly if we do not find additional sources of capital. If we do not find additional sources of capital, we may be required to reduce the scope of our business activities until other financing can be obtained. We cannot predict the timing or amount of our capital requirements at this time. We may not be able to obtain additional financing in sufficient amounts or on acceptable terms when needed, which could adversely affect our operating results and prospects.

CHANGES IN CERTIFYING ACCOUNTANT

     Bob Stephens & Associates, P.C. was previously our principal accountants. During April 2000, we dismissed Bob Stephens & Associates, P.C. as our principal accountants, and we appointed L.L. Bradford & Company as our principal accountants. Our full board of directors approved our decision to change accountants.

     During the two fiscal years ended February 28, 1998 and 1999, and all subsequent interim periods through April 2000, there were no disagreements between us and Bob Stephens & Associates, P.C. on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure. No "reportable events" occurred within the two fiscal years ended February 28, 1998 and 1999 and the subsequent interim periods through April 2000. We did not consult with L.L. Bradford & Company regarding any matters or events until we engaged them as our principal accountants in April 2000.

     The audit reports of Bob Stephens & Associates, P.C. on the financial statements of PalmWorks, Inc. as of and for the fiscal years ended February 28, 1998 and 1999 did not contain any adverse opinion or disclaimer of opinion, however, the reports did state that our losses and accumulated deficit raise substantial doubts about our ability to continue as a going concern.

                                    BUSINESS

OUR COMPANY

     We are a development stage company that plans to provide wireless Internet access to users of a wide variety of hand-held personal digital assistants, or PDAs. Our services will provide subscribers

     * real-time information services, such as news, weather, sports, and stock quotes formatted for use by PDAs; and

     * access to online applications that allow PDA users to perform time-critical activities, such as executing stock trades, ordering medical prescription refills, checking and updating work schedules and time reports, and manage real-time sales or client account information.

     We did not generate revenue and had a net loss of approximately $1.5 million during our fiscal year ended February 28, 2000. We plan to begin an introductory marketing campaign before December 2000 and to have our services online by the end of this fiscal year. The date we select for the introduction of our services will depend upon completion of the necessary agreements with our strategic partners, services providers, and content providers. We may launch our marketing campaign simultaneously with planned marketing campaigns of device manufacturers or nationwide retail outlets.

     Key obstacles to reaching our marketing goals revolve around our securing agreements with strategic partners and the implementation of our customer support and billing systems. In order to bring our services online, we will need to enter into arrangements with strategic partners for various services, including the following:

     *    wireless network access that we will resell to our subscribers;

     *    call center support for customer services; and

     *    financial   contract   management  for  our  subscriber   billing  and
          purchases.

We are currently pursuing agreements for all of these services. We do not have any strategic relationships with information service providers; we have not yet developed or acquired any applications for our services; and do not have any subscribers for our services.


THE NEED FOR SPECIALIZED WIRELESS INFORMATION SERVICES AND APPLICATIONS

     While the wireless data services market is developing rapidly, widespread adoption of wireless data services has been hindered by a number of factors, including the following:

     * the cost and effort required of independent software vendors to deploy their applications over a wireless data network;

     *    incompatible mobile devices and wireless carrier networks;

     * the high cost and inefficiencies associated with using wireless data networks;

     * an inability to access and transmit data over wireless networks at adequate speeds;

     *    data security concerns; and

     * a lack of personnel with the expertise to develop and deploy information services and applications over wireless data systems.

     In addition, most of the content and applications existing today are not designed for delivery over the Internet to a handheld computer, but rather to a traditional web browser. We believe there is a lack of Internet service providers focused on the delivery of services and applications specifically for the wireless PDA user base. As a result of these challenges, a significant opportunity exists for wireless Internet service providers that are able to offer an easy-to-use, cost-effective, and reliable wireless service.

OUR SOLUTION

     We intend to offer comprehensive and flexible wireless data solutions that permit subscribers to access information on the Internet on a nationwide basis at any time. The following will be key components of our comprehensive Internet solution:

     PROVIDE NATIONWIDE SERVICES ACROSS MULTIPLE WIRELESS NETWORKS. We plan to establish relationships with many of the leading wireless network carriers to enable our subscribers to access information on a nationwide basis. We intend to negotiate airtime agreements with wireless carriers that will permit us to offer our subscribers a flat-rate pricing plan and a variable pricing plan with rates that vary depending upon the level of data traffic utilized by a subscriber. In addition, we intend to establish relationships with wireless network carriers to enable us to adapt our solutions to integrate with new technologies and platforms as they emerge for business or consumer use.


     INTEGRATE VARIOUS SOFTWARE TECHNOLOGIES TO PROVIDE SEAMLESS INTERNET SOLUTIONS. We plan to deliver content across a broad range of wireless carrier networks to users of handheld devices. We initially plan to focus our target market on users of PDAs. Delivery of content to a wireless device is different from delivery of content to an Internet browser. Since information viewed on a particular web site on the World Wide Web may be too complex for delivery to a wireless device, our service offerings will format content from broadband sources to enable faster and more cost-effective delivery over wireless networks. In addition, our service offerings will allow information and applications interfaces to be tailored more appropriately for use on PDAs than traditional web browsers. We intend to develop services that can handle increased capacity, enabling us to move quickly to meet the demands of increased data traffic and expanding wireless network capabilities. We intend to utilize technologies that will be able to interface easily with a wide array of systems so that we can offer services and applications from various online providers and independent software vendors.


     USE ADVANCED TECHNOLOGY TO ASSURE SECURE TRANSMISSION OF DATA. We intend to provide customers with the assurance that any confidential information can be transmitted over our system. We will develop our system to incorporate sophisticated encryption and other security features to enable the secure transmission of data. Because these technologies may have the effect of degrading the speed of the transmission of information, our services will be designed to use secure transmission only when initiated by the user or the host application.


     REAL-TIME INFORMATION SERVICES. Our solutions will allow subscribers to efficiently access real-time information services, such as news, weather, sports, traffic, and stock quotes, formatted for use by handheld wireless devices, such as PDAs. We will allow our subscribers to select from a wide variety of information tailored to their particular needs, interests, and locations.

     ONLINE APPLICATIONS. Our solutions also will allow subscribers to access online applications in order to perform time-critical activities, such as executing stock trades, ordering medical prescription refills, checking and updating work schedules and time reports, and managing real-time sales or client account information. Because we believe that there are several applications that could be useful to our subscribers, we plan to update continually the spectrum of online applications that are available to our subscribers from multiple independent software vendors.


OUR STRATEGY

     Our goal is to be a leading provider of wireless information services and online applications for hand-held PDAs. Key elements of our strategy to achieve this goal include the following:

DEVELOP STRATEGIC RELATIONSHIPS WITH LEADING INFORMATION SERVICE PROVIDERS.

     As we develop our information services, we plan to develop strong relationships with information service providers to deliver content services to our customers. We plan to create relationships that will allow us to access, aggregate, and deliver relevant content to the mobile user in a manner that is cost-effective and beneficial to our customers.

LOCATE AND DEVELOP APPLICATIONS THAT ENHANCE THE UTILITY OF PDAS FOR BOTH BUSINESS AND PERSONAL USERS.

     We plan to locate and develop online applications in a variety of personal and commercial information categories that are appealing, relevant, and personalized to mobile individuals and that address the local and regional interests of individual users. We intend to develop innovative, interactive, and electronic commerce applications that enhance the functionality of the wireless data medium for our users.

EXPAND OUR SUBSCRIBER BASE AND BUILD OUR COMPANY BRAND AWARENESS.


     Through strategic relationships and innovative online applications, we intend to increase our subscriber base and build awareness of our services and our corporate brand. As users become accustomed to and realize the benefit of receiving information on their wireless PDAs, we believe they will subscribe for additional services. We intend to increase our brand awareness through a focused media campaign.


PROVIDE SUPERIOR CUSTOMER SERVICE AND TECHNICAL SUPPORT.


     We intend to focus on providing superior levels of customer service and technical support in an effort to achieve maximum levels of customer satisfaction. We intend to offer our customer service and support 24 hours a day, seven days a week. In addition, through our planned automation system, subscribers will be able to manage their accounts and troubleshoot problems 24 hours a day through our web site. We believe that superior customer service will help us to minimize subscriber cancellation and to promote customer referrals.


UTILIZE ADVANCED TECHNOLOGY IN OUR DELIVERY OF INFORMATION SERVICES AND ONLINE APPLICATIONS

     We intend to emphasize advanced technology in the delivery of information systems and online applications that integrate with wireless networks. We believe that using advanced technologies in connection with our service offerings will assure that our subscribers receive high levels of service and secure transmissions of information.

CUSTOMERS

     We plan to market and sell our services to individuals, corporate customers, and independent software vendors. We intend to focus our consumer and business marketing and selling efforts towards

     *    high-end  mobile  professionals,   who  typically  use  computers  and
          traditional Internet access and have a strong professional or personal need to stay in touch with Internet- or Intranet-based information;

     * users of various applications that we plan to make available as part of our services; and

     * mobile labor forces that need to transmit information to their supervisors or staff or to interact with a centralized application that is required to perform their work.

     As a means to further establish and develop our brand image, we intend to develop strategic relationships with corporate partners to enable us to introduce third-party applications to users of wireless PDAs. We also plan to develop corporate solutions that enable us to expand our subscriber base while allowing our corporate partners to enhance their service offerings to their customers.

SALES AND MARKETING

     Because we are a development stage company, we have not yet implemented a sales and marketing campaign and have not yet sold our services. In the future, however, we intend to sell our services through the following:

     *    relationships with retail vendors that sell PDAs;

     * strategic relationships and joint-selling relationships with hardware manufacturers; and

     *    through a direct sales force.

     We also plan to enter into strategic marketing relationships with other companies to provide opportunities to cross-market our products with the products and services of our strategic partners.

     We intend to create an awareness of our company brand name and to educate the market about the features of our services that differentiate them from our competitors. We plan to accomplish this goal through a media campaign and participation in trade shows and industry seminars.

OUR SOFTWARE TECHNOLOGY

     We currently are developing a services platform that we believe will give us a competitive advantage by enabling our subscribers to access and personalize the Internet from their wireless PDA. We also are developing online applications that can be used in conjunction with PDAs to allow them to perform specific personal and business applications. We believe that our expertise lies in modifying and customizing standard industry development tools to develop online applications that can be deployed to PDAs to make them more useful.


     As our business expands and technology evolves, we may enter into third-party license arrangements to incorporate third-party technology on our operating platform. To date, we have not entered into any of these arrangements. Our inability to acquire any third-party product licenses or to integrate third-party products into our products and services could result in delays in product development unless and until we can identify, license, and integrate equivalent products. These licenses may not be available to us on commercially reasonable terms.


CUSTOMER SERVICE AND BILLING

     We plan to contract with third parties to provide customer service, billing, and product fulfillment services. Our customer service program will enable our subscribers to contact us through toll free telephone, fax, web site, or e-mail. Subscribers will be able to access our web site to obtain answers to Frequently Asked Questions and information about our services.

     We have entered into a letter of intent to acquire all of the capital stock of PDA Data, a joint venture between Excellular Incorporated and Covault Corporation. In connection with the acquisition, we plan to enter into a services agreement with Excellular under which Excellular will provide us with the following:

     *    the  right  to  co-locate  our  Internet   servers  and  computers  at
          Excellular's facilities, which we plan to use as a hub for our west coast operations;

     * customer service, sales, and telephone technical support personnel for up to 100 hours per month, with an option to purchase additional customer support at an agreed-upon rate; and

     * administration, acquisition, billing, and management of wholesale airtime purchased from network carriers.

     The  services   agreement  will  have  an  initial  term  of  three  years.
Thereafter, the services agreement will automatically be renewed for successive one-year periods unless either party terminates by giving 180 days' notice.

     Our acquisition of PDA Data will provide our company with the ability to perform billing and collection services for our customers. After the acquisition, our west coast facilities will serve as a secondary location for our nationwide network of fault-tolerant Internet and application server equipment. The acquisition is subject to execution of a definitive agreement between our company, Excellular, and Covault, and is subject to approval by the shareholders of our company, Excellular, and Covault. We cannot provide assurance that our shareholders or the shareholders of Excellular or Covault will approve the acquisition or that the acquisition will be completed.

COMPETITION


     The market for wireless Internet services is becoming increasingly competitive. The widespread adoption of industry standards in the wireless data communications market may make it easier for new market entrants and existing competitors to introduce competing services . We plan to develop our solutions using standard industry development tools. If we enter into agreements with wireless carriers and data providers, we do not anticipate that any of those agreements will be on an exclusive basis. Our competitors may use the same products and services to compete against us. With time and capital, it would be possible for competitors to replicate our services. We expect that we will compete primarily on the basis of time to market, functionality, quality, breadth of new application offerings, customer service, and price of our services.


     Many of our existing and potential competitors have substantially greater financial, technical, marketing and distribution resources than we do. We currently or potentially compete with several types of companies, including the following:

     * emerging wireless Internet services providers, including OmniSky, a joint venture of Aether Systems, Inc., 3Com Ventures, and AvantGo, Inc.; Palm, Inc., the provider of Palm.net; and GoAmerica, Inc.;

     * wireless device manufacturers, such as 3Com and its subsidiary Palm, Inc., Motorola, and Research in Motion;

     *    wireless  network  carriers,  such as  AT&T  Wireless  Services,  Bell
          Atlantic Mobile, BellSouth Wireless Data, Sprint PCS, and Nextel Communications, Inc.; and

     * wireline Internet service providers and portals, such as America Online and Yahoo!.


     All of these companies have greater name recognition and more established relationships with our target customers. Furthermore, these competitors may be able to adopt more aggressive pricing policies and offer customers more attractive terms than we can.


INTELLECTUAL PROPERTY


     We plan to develop our solutions using standard industry development tools with proprietary modification and customization. We do not have any patents or copyrights for the technology we utilize. We plan to license a portion of the technology integral to our business from third parties. Our success will depend in part on this licensed technology not infringing the proprietary rights of others. We have applications pending for the trademarks "We are not a company .
 . . we are a culture!" and "Empowering humanity through technology." To our knowledge, there has not yet been any opposition to the marks, although the process is in its early stages and the registration of the marks may be challenged. Although we are currently determining whether any of our business processes may be the subject of a patent application, we have never filed patent or copyright applications with the U.S. Patent and Trademark Office or filed for patents, copyrights, or trademarks in any foreign countries.

     We are not affiliated with Palm, Inc. In an effort to further distinguish our company from our competitors, we plan to change our company's name and brand in the near future. We are currently researching our alternatives with respect to a truly distinctive company name and brand that will enable us to be more successful in the increasingly competitive market for handheld solutions. Because we are a development stage company, we do not believe that any change of our company name or brand will have a material adverse effect on our operations.


OTHER ASSETS

     We own a 15% working interest in a petroleum exploration permit covering approximately 48,000 acres of the Taranaki Basin on the North Island of New Zealand. This asset was the property of Titan Resources, Inc. of Houston, Texas, a predecessor of our company, and is now our asset as a result of Titan's merger with our company in October 1999. GEL Exploration of Houston, Texas is the operator of the permit, and GEL recently notified us that it plans to begin drilling during May 2000. The operator of the permit has targeted Mount Messenger as the formation of the test well. In the event that the operator discovers oil on our concession, we will be required to invest additional capital to allow the operator to complete the well and begin production. We believe that we would be able to obtain additional financing in the event that the operator discovers oil on our concession. If the operator does not discover oil on our concession and we determine that an opportunity for us to realize a return on our investment does not exist, we do not intend to invest additional capital in this asset and do not intend to pursue further this type of business activity.

     Most of the exploration to date has been in the area of our concession. Other companies exploring in the region have announced discoveries of oil and gas in the region. The Okura and the Mount Messenger geological structures in the Taranaki Basin both have high reserve potential and present production history in the area.

GOVERNMENT REGULATION

WIRELESS INFORMATION SERVICES

     We currently are not subject to direct federal, state or local, government regulation, other than regulations that apply to businesses generally. The wireless network carriers we plan to contract with to provide airtime are subject to regulation by the Federal Communications Commission. Changes in FCC regulations could affect the availability of wireless coverage these carriers will be willing or will be able to sell to us. Once we commence our service offerings, we also could be adversely affected by developments in regulations that govern or may in the future govern the Internet, the allocation of radio frequencies, or the placement of cellular towers. Changes in these regulations also could create uncertainty in the marketplace, which could reduce demand for our services or increase the cost of doing business as a result of costs of litigation or increased service delivery cost or could in some other manner have a material adverse effect on our business, financial condition or results of operations.

     We do not plan to collect sales or other taxes with respect to the sale of services or products in states and countries where we believe we are not required to do so. We will collect sales and other taxes in the states in which we have offices and are required by law to do so. One or more jurisdictions have sought to impose sales or other tax obligations on companies that engage in online commerce within their jurisdictions. A successful assertion by one or more jurisdictions that we should collect sales or other taxes on our products and services, or remit payment of sales or other taxes for prior periods, could have a material adverse effect on our business, financial condition or results of operations.

OIL AND GAS


     Our working interest in a petroleum exploration permit may be subject to various regulations in New Zealand regarding the protection of human health and the environment. Our interest in the petroleum exploration permit, particularly with respect to the production, transportation, or sale of oil or gas, may be subject to foreign regulation of oil and natural gas. These laws and regulations may increase the costs of drilling and operating wells. Because these laws and regulations change frequently, the costs of compliance with existing and future environmental regulations cannot be predicted with certainty. International regulatory authorities also regulate the amount of oil and gas produced by assigning allowable rates of production to each well or proration unit.


     Any  new  legislation  or  regulation,   or  the  application  of  laws  or
regulations from jurisdictions whose laws do not currently apply to our business, could have an adverse effect on our business.

EMPLOYEES

     As of April 20, 2000, we had eight full-time employees, including our two executive officers. Five of our employees are involved in technical development services and network administration and three are involved in administration, executive, and finance. None of our employees are covered by any collective bargaining agreements with us, and we believe that the relationship with our employees is good.

PROPERTIES

     We lease our corporate headquarters, which are located in an approximately 6,000 square-foot facility in League City, Texas. The lease expires in July 2001. The facility includes executive and administrative offices and a network operations center. Although we believe the facility will be adequate for our needs for the foreseeable future, we anticipate that we will need additional space when we begin to hire additional personnel and to execute our business plan.

LEGAL PROCEEDINGS


     We are, and in the future may be, party to litigation arising in the ordinary course of our business. We do not consider any current claims to be material to our business, financial condition, or operating results. Our insurance coverage may not be adequate to cover all liabilities arising out of any claims that may be instituted in the future. A lack of insurance coverage may have an adverse effect on our business, financial condition, and operating results.

                                   MANAGEMENT

         The following table sets forth certain information regarding each of our directors and executive officers:

Name                           Age     Position
----                           ---     --------

James T. Voss...............    51     Chairman of the Board, Chief Executive
                                       Officer, and President

Ellen S. Eckler.............    46     Executive Vice President, Chief Financial
                                       Officer, Secretary, and Director

Brent Nelson................    37     Director

     JAMES T. VOSS has served as our Chairman of the Board, Chief Executive Officer, and President since October 1999. From July 1998 until October 1999, Mr. Voss served as the Senior Systems Engineer of our company. Mr. Voss has over 25 years of systems and software experience. Prior to joining our company, Mr. Voss served as an engineering consultant for software systems for Contact Network, Inc. from November 1997 until April 1998. Mr. Voss served as the Chief Technology Officer for SunTech Processing Systems from August 1997 until November 1997. Mr. Voss served as the Senior Systems Analyst for Computer Language Research, Inc. from September 1993 until August 1997. Mr. Voss has also served in various positions with Digital Image Systems Company, AT&T, and NEC America.


     ELLEN S. ECKLER has served as our Executive Vice President, Chief Financial Officer, and Secretary and as a director since October 1999. Ms. Eckler served as our Chief Accountant between April 1999 and October 1999. Ms. Eckler has over 20 years of experience working with various Silicon Valley technology companies. Prior to joining our company, Ms. Eckler was the President and owner of SkyLonda Total Business Solutions from January 1996 to July 1998. Ms. Eckler served as Vice President of Marketing for IBM from January 1994 until January 1996. Prior to that, Ms. Eckler served as a Product Manager for Novell, Inc. from December 1993 until January 1994. Ms. Eckler has also served in various senior and executive management positions with the County of San Mateo, Redwood City, California, Intel Corp., FileNet, and Teledyne.

     BRENT NELSON has served as a director of our company since June 1994, when he became a director of Titan Resources, Inc., our predecessor. Mr. Nelson has more than 15 years of experience in investment banking and corporate finance establishing, acquiring, and selling a range of companies in the businesses of real estate development, natural resources, and import/export trade. Mr. Nelson founded Pan Pacific Containers in 1995 and founded and has been the Managing Director of Northwest Capital Partners, LLC, a Bellevue, Washington based venture capital company since 1995. Mr. Nelson also serves on the board of directors of CybeRecord, Inc., Eclipse Entertainment Group, Inc., Interactive Objects, Inc., Mobile PET Systems, Inc., and Polar Cargo Systems, Inc., all of which are public companies, as well as Esarati Electronic Technologies, Inc., Security Foils International, L.L.C., and Hot Shot Table Sports, Ltd., all of which are privately held companies. Mr. Nelson advises our company with respect to financial and corporate affairs.


     Our company has established an Advisory Board consisting of individuals with substantial business, management, and marketing experience. The Advisory Board provides advice and recommendations to our officers and directors with respect to marketing, finance, technology, and our overall business plan. The Advisory Board has no right to take part in the management or control of our business or affairs of our company, to transact business for our company, or to sign or bind our company. The following sets forth certain information regarding the current members of our Advisory Board:

     PAUL KELLER has served on our Advisory Board since January 2000. Mr. Keller served as Director of Business Development for AT&T WorldNet Service and was responsible for customer acquisitions including Microsoft Corp., Dell Computers, Hewlett Packard, and Toshiba. Mr. Keller holds a BA in Economics from St. Olaf College, a Masters in Business Administration in Marketing from Marquette University, and has more than 14 years of experience in the high-tech industry.

     TERESA MURPHY has served on our Advisory Board since February 2000. Ms. Murphy is a Global Account Executive with SAP America, Inc. and has been responsible for selling global named accounts in the utilities, communications, and media industries. Ms. Murphy served as a Presales Solutions Engineer at SAP. Ms. Murphy has a Bachelor of Science degree from California State University, Hayward, and is a certified management accountant.

     ERIC ROBISON has served on our Advisory Board since February 2000. Mr. Robison has over 17 years of business and marketing experience. Mr. Robison has been a member of Paul Allen's Vulcan Northwest investment team for over six years. Mr. Robison is a member of the board of directors of several Vulcan Northwest privately held portfolio companies, including Rocket Network, an Internet recording studio for audio professionals; Harmony Central, a musician community on the Internet; and Storyopolis, a children's entertainment retailing/media production. Mr. Robison currently serves as a director of several public companies, including CNET Networks, Cumulus Media, and Liquid Audio. Until December 1999, Mr. Robison served on the boards of Egghead.com and ARI Network Services.

     TOM HUDSON has served on our Advisory Board since February 2000. Mr. Hudson has experience in senior financial and general management positions within the high-tech industry. Mr. Hudson has served in various positions with Microsoft Corp. since 1991, including International Finance Controller, Director of Finance for Europe, General Manager for Western Region Operations, General Manager for World Wide Programs, and General Manager in the World Wide Hardware Operations group. Prior to that time, Mr. Hudson served as the Senior Financial Executive for Key Tronic Corporation and managed that company's initial public offering. Mr. Hudson serves as a director of several private technology companies. Mr. Hudson has a Masters degree in Business Administration, and also is a certified public accountant.


     RONALD CURTIN has served on our Advisory Board since February 2000. Mr. Curtin currently serves as the Vice President of Acentris/Excellular. Mr. Curtin has a diverse background in management for customer fulfillment, including several years building and managing a call support and billing center for the cellular industry.

     MARK PHILLIPS has served on our Advisory Board since April 2000. Mr. Phillips serves as the Chief Technology Officer for Interactive Objects, Inc. Mr. Phillips has extensive background in inventing new product markets and executing technology for introduction into the marketplace. Mr. Phillips has experience with developing and maintaining business alliances as well as completing technology acquisitions. Mr. Phillips provides primary focus for emerging devices such as described generally by Information Appliances, Internet Appliances, or smart devices.


     KEVIN WHITE has served on our Advisory Board since April 2000. Mr. White serves as the Chief Operations Officer for WorldCom. Mr. White has over eight years of progressive management experience in several important facets of the wireless communications business. His expertise in data, wireless, and telecommunications fields includes marketing program development, product feasibility studies, product development, and distribution planning. Mr. White's experience also includes significant business and personnel management practice. Mr. White currently manages a division focusing on emerging products at WorldCom. Prior to his position at WorldCom, Mr. White was employed with the Canadian integrated energy company Westcoast Energy Inc. in their corporate Strategic Planning division.


MEETINGS, COMMITTEES, AND COMPENSATION OF THE BOARD OF DIRECTORS

     Our bylaws authorize the board of directors to appoint from among its members one or more committees consisting of one or more directors. Upon our company becoming a reporting company, our board of directors will establish an audit committee and a compensation committee. The audit committee will review the annual financial statements, any significant accounting issues, and the scope of the audit with our independent auditors and will discuss with the auditors, any other audit-related matters that may arise. The compensation committee will review and act on matters relating to compensation levels and benefit plans for our key executives. Our directors currently do not receive any additional cash compensation for serving as members of our board of directors.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Our board of directors historically has made all compensation decisions relating to our executive officers. We expect to appoint a compensation committee that will consist primarily of non-employee members of our board of directors. Once formed, the compensation committee will make all compensation decisions regarding our executive officers.


                             EXECUTIVE COMPENSATION


SUMMARY OF CASH AND OTHER COMPENSATION

     The following table sets forth certain information concerning the compensation for the fiscal years ended February 29, 2000 earned by our Chief Executive Officer, who was the only executive officer whose cash salary and bonus exceeded $100,000 during fiscal 2000. The following table also sets forth certain information concerning our interim Chief Executive Officer during fiscal 2000.

                           SUMMARY COMPENSATION TABLE

                                                                                    Long Term Compensation
                                                                                   --------------------------
                                                                                            Awards
                                                                                   --------------------------
                                                                                   Restricted      Securities
                                          Fiscal                                     Stock         Underlying
Name and Principal Position                Year     Salary($)        Bonus ($)       Awards         Options
---------------------------                ----     ---------      -----------     ----------      ----------
James T. Voss ........................     2000     $ 105,760      $   4,500(2)           --         400,000
   Chief Executive Officer ...........     1999     $  31,528(3)          --              --              --
   and President(1)

Brent Nelson .........................     2000            --             --       1,500,000(5)    1,200,000(6)
   Interim Chief Executive Officer (4)     1999            --             --              --              --

----------
(1) Mr. Voss became our Chief Executive Officer beginning in October 1999. Mr. Voss served as the Senior Systems Engineer of our company between July 1998 and October 1999.

(2)  During  fiscal  2000,  we paid  Mr.  Voss a bonus  in the  form of a laptop
     computer   (approximately  $3,500)  and  a  digital  camera  (approximately
     $1,000).

(3) Mr. Voss joined our company in July 1998 as the Senior Systems Engineer. Amounts earned during fiscal 1999 is based on an annual salary of $75,000.

(4) Mr. Nelson served as our interim Chief Executive Officer from January 1999 to October 1999. Mr. Nelson did not receive any cash compensation during his service as interim Chief Executive Officer of our company.

(5) Mr. Nelson is the Managing Director of Northwest Capital Partners, LLC. After his term as our interim Chief Executive Officer, we entered into a three-year consulting agreement with Northwest to advise us financially and assist us in arranging financing for our business operations. Northwest achieved certain milestones related to locating $1.0 million of financing for our company, and pursuant to the agreement we issued to Northwest 1,500,000 shares of our common stock. See "Certain Transactions - Consulting Agreement."

(6) Pursuant to our consulting agreement with Northwest, we granted Northwest options to purchase 1,000,000 shares of our common stock at an exercise price of $0.01 per share. The options become exercisable at any time upon our market capitalization achieving a value of at least $100 million. During February 2000, this milestone was met and Northwest exercised all 1,000,000 options. See "Certain Transactions - Consulting Agreement."

     Amount also represents options to purchase 100,000 shares of common stock at an exercise price of $1.00 per share and 100,000 shares of common stock at an exercise price of $2.50 per share. Mr. Nelson was granted these options for his service as a director of our company.

OPTION GRANTS

     The following table provides information on stock options granted to the officers listed during the fiscal year ended February 29, 2000.

                        OPTION GRANTS IN LAST FISCAL YEAR


                                                                                          Potential Realizable
                                       Individual Grants                                    Value At Assumed
                   ------------------------------------------------------------               Annual Rates
                   Number of      % of Total                                                 of Stock Price
                   Securities      Options                   Market                         Appreciation for
                   Underlying     Granted to                Price On                         Option Term(1)
                    Options      Employees in   Exercise    the Date  Expiration ----------------------------------------
Name                Granted(#)    Fiscal Year  Price ($/Sh) of Grant     Date        0%             5%            10%
----               ----------     -----------  ------------ --------    -------  ----------     ----------     ----------
James T. Voss....   100,000(2)        7.1%        $1.00      $ 1.25     11/2/03  $   25,000     $   51,938     $   83,013
                    200,000(3)       14.3%        $2.50      $ 1.25     11/2/03          --(4)          --(4)          --(4)
                    100,000(2)        7.1%        $2.50      $17.88     2/29/03  $3,075,000     $3,845,835     $4,734,158

Brent Nelson..... 1,000,000(2)(5)      --(5)      $0.01      $ 0.01     9/28/03          --             --             --
                    100,000           7.1%        $1.00      $ 1.25     11/2/03  $   25,000     $   51,938     $   83,013
                    100,000           7.1%        $2.50      $17.88     2/29/03  $3,075,000     $3,845,835     $4,734,158

----------
(1) Potential gains are net of the exercise price, but before taxes associated with the exercise. The assumed 0% rate of stock price appreciation is presented to show the value of certain options on the date of grant for which the exercise price was below the market price of the option at the date of grant. Other amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. The assumed 5% and 10% rates of stock price appreciation are provided in accordance with the rules of the Securities and Exchange Commission and do not represent our estimate or projection of the future price of our common stock. Actual gains, if any, on stock option exercises will depend upon the future market prices of our common stock.

(2)  The options were vested immediately upon grant and have a four-year term.

(3) The options have four-year terms and vest and become exercisable as follows: (a) 50,000 options will vest upon the filing of a registration statement with the Securities and Exchange Commission to become a reporting company; (b) 50,000 options will vest upon our company becoming listed on a NASDAQ market; (c) 50,000 options will vest on the date we begin offering our online services; and (d) 50,000 options will vest on October 28, 2001.

(4) The exercise price of these options are greater than the fair market value of the common stock on the date of grant as well as the assumed price of the common stock assuming the respective annual rates of stock price appreciation.

(5) These options were granted to Northwest Capital Partners, LLC, of which Mr. Nelson is Managing Director. Because these options were not granted to employees, the amount representing a percentage of total options granted to employees during the fiscal year is not presented.

YEAR-END OPTION VALUES


     The following table provides information regarding options exercised in the last fiscal year by the officers listed and the value of each listed officer's unexercised options as of February 29, 2000.

               AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                      OPTION VALUES AS OF FEBRUARY 29, 2000

                                                           Number of Securities             Value of Unexercised
                      Shares Acquired       Value         Underlying Unexercised            In-the Money Options
                        On Exercise       Realized     Options At Fiscal Year-end (#)    At Fiscal Year-end ($) (1)
                        -----------      -----------   ------------------------------   ----------------------------
Name                                                   Exercisable     Unexercisable    Exercisable    Unexercisable
----                                                   -----------     -------------    -----------    -------------
James T. Voss......              --               --     200,000          200,000        $3,225,000     $ 3,075,000
Brent Nelson.......     1,000,000(2)     $17,870,000     200,000               --        $3,225,000              --

----------
(1) Calculated based upon the closing price of our common stock as quoted on the OTCBB on February 29, 2000 of $17.88 per share.

(2) Represents options exercised by Northwest Capital Partners, LLC, of which Mr. Nelson is the Managing Director.

RECENT GRANTS OF STOCK OPTIONS

     Between December 1999 and April 2000, we granted to each of our Advisory Board members options to purchase 50,000 shares of common stock at an exercise price of $1.00 per share. We have selected these individuals to advise our company with respect to marketing, finance, technology, and our overall business plan. The options vest and become exercisable as follows: (a) 20% upon agreement to become an advisor, and (b) 20% on each six-month anniversary thereafter until the options are fully vested.

EMPLOYMENT ARRANGEMENTS

     We currently are a party to employment agreements with James T. Voss and Ellen S. Eckler. In addition to the provisions of the individual employment agreements as described below, the employment agreements generally require us to

     * reimburse each executive for all travel, entertainment, and other ordinary and necessary expenses incurred in connection with our business and their duties under their respective employment agreements;

     * indemnify each executive from certain claims arising out of his or her employment that may be asserted against him or her by third parties; and

     * provide other benefit plans that we make generally available to all of our officers.


     Both employment agreements have a term through October 28, 2000, and each agreement automatically renews for successive one-year terms unless either party terminates by giving the other party at least 30 days' written notice. Mr. Voss's employment agreement provides for him to serve as our Chief Executive Officer and President. The employment agreement provides for Mr. Voss to receive an annual salary of $114,000, subject to adjustment from time to time by our Board of Directors. Ms. Eckler's employment agreement provides for her to serve as our Executive Vice President and Chief Financial Officer. The employment agreement provides for Ms. Eckler to receive an annual salary of $114,000, subject to adjustment from time to time by our Board of Directors. In addition, the employment agreements provide that Mr. Voss and Ms. Eckler will be eligible to receive discretionary bonuses or other compensation in amounts determined by our Board of Directors.

     If we terminate the employment agreement "for cause," as defined in the agreement, or if the executive terminates the employment agreement without "good reason," as defined in the agreement, the executive will not receive any further compensation under the employment agreement and any unvested options will be cancelled. If we terminate the executive's employment other than for cause or if the executive terminates the agreement for good reason, the employment agreement requires us to pay the executive six months' salary, or one year's salary in the event the executive remains employed by us through April 2001.

     The employment agreements also provide each executive with the option to purchase additional shares of our common stock at the end of each quarter, so long as these purchases not to exceed 25% of the executive's salary for that quarter. The executive may purchase these shares at a price equal to 15% below the lowest fair market value of our common stock during the quarter ended. In the event our company is acquired, any common stock or options that were granted to Mr. Voss or Ms. Eckler that remain unvested as of that date will become fully vested and exercisable.


     The employment agreements also prohibit the executives from disclosing confidential information obtained while employed by us. Our executive officers and other key personnel are eligible to receive stock options under any stock option plan that we may adopt in the future.

LIMITATION OF LIABILITY; INDEMNIFICATION OF DIRECTORS AND OFFICERS


     Our articles of incorporation provide that our company may indemnify, to the fullest extent permitted by the Nevada General Corporation Law, any directors and officers of our company against any and all of the expenses, liabilities, or other matters that the director or officer may incur for conduct as a director or officer.


     Section 78.751 of the Nevada General Corporation Law provides that the articles of incorporation, the bylaws, or an agreement made by our company may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit, or proceeding must be paid by our company as they are incurred and in advance of the final disposition of the action, suit, or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that the officer or director is not entitled to be indemnified by our company. This indemnity and advancement of expenses may not be made to or on behalf of any director if a final adjudication establishes that the director's or officer's acts or omissions involved intentional misconduct, fraud, or a knowing violation of the law and was material to the cause of action.

     We have entered into employment agreements with Mr. Voss and Ms. Eckler that require us, to the extent permitted by law, to indemnify the executives from and against any and all claims that may be asserted against them by third parties (including derivative claims asserted on behalf of us) that are connected with the executives' employment with our company. These rights are in addition to any other rights to which the executives may be entitled. Under the employment agreements, we will not be required to defend or indemnify the executives

     *    in a criminal proceeding;

     *    in civil proceedings where the executive is the plaintiff; or

     * to the extent it is finally adjudicated that the executive did not act in good faith and with the reasonable belief that the executive's actions were appropriate in the discharge of his or her duties to our company.

     In addition, we have adopted provisions in our bylaws that require us to indemnify our directors, officers, and certain other representatives of our company against expenses and certain other liabilities arising out of their conduct on behalf of our company.

                       PRINCIPAL AND SELLING STOCKHOLDERS


     The following table sets forth certain information regarding the shares of our common stock beneficially owned as of June 28, 2000 by each of our directors and executive officers, all of our directors and executive officers as a group, and the one entity known by us to be the beneficial owner of more than 5% of our common stock. The table also sets forth the number of shares of common stock that each selling stockholder may offer and sell under this prospectus.

                                                                       Shares of         Beneficial
                                           Beneficial Ownership         Common            Ownership
                                              Before Offering         Stock Being       After Offering
                                         --------------------------     Offered     -----------------------
Name of Beneficial Owner (1)              Shares         Percent(2)     for Sale     Shares      Percent(2)
----------------------------             ---------       ----------     --------    ---------    ----------
DIRECTORS AND EXECUTIVE OFFICERS:
James T. Voss.........................   2,225,000(3)       14.7%        250,000    1,975,500       13.0%
Ellen S. Eckler.......................   1,665,000(4)       11.0%        250,000    1,415,000        9.3%
Brent Nelson..........................   3,000,000(5)       19.9%        250,000    2,750,000       18.2%
Directors and executive officers
  as a group (3 persons)..............   6,890,500          44.1%        750,000    6,140,500       39.3%

NON-MANAGEMENT 5% STOCKHOLDERS:
Northwest Capital Partners, LLC(5)....   2,800,000(5)       18.8%        250,000    2,550,000       17.1%

OTHER SELLING STOCKHOLDERS(6):
Aaron Rivas...........................       3,500            *            3,500           --         --
Steven Hermer(7)......................       3,000            *            3,000           --         --
Margaret Meier........................      20,000            *            3,000       17,000          *
Steven Shufton(8).....................       1,000            *            1,000           --         --
Generation Capital Associates, L.P....       1,714(9)         *            1,714           --         --
Peter Ducoffe.........................          89(9)         *               89           --         --
Lawrence B. Fisher....................          54(9)         *               54           --         --
Dorothy E. Holmes.....................          36(9)         *               36           --         --


----------
*    Less than one percent.

(1) Beneficial ownership information is based on information provided to us, and the beneficial owner has no obligation to inform us of or otherwise report any changes in beneficial ownership. Except as indicated, and subject to community property laws when applicable, the persons named in the table above have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. Each director or officer may be reached through our offices at 2525 South Shore Boulevard, Suite 309, League City, Texas, 77573.

(2) The percentages shown are calculated based upon 14,900,031 shares of common stock outstanding on June 28, 2000. The numbers and percentages shown include the shares of common stock actually owned as of June 28, 2000 and the shares of common stock that the person or group had the right to acquire within 60 days of June 28, 2000. In calculating the percentage of ownership, all shares of common stock that the identified person or group had the right to acquire within 60 days of June 28, 2000 upon the exercise of options and warrants are deemed to be outstanding for the purpose of computing the percentage of the shares of common stock owned by the person or group, but are not deemed to be outstanding for the purpose of computing the percentage of the shares of common stock owned by any other person.

(3) Includes vested options to purchase 250,000 shares of common stock. Also includes 1,200,000 shares held in escrow pursuant to an acquisition agreement, of which 20% will be released every six months through October 2001.

(4) Includes vested options to purchase 275,000 shares of common stock. Also includes 840,000 shares held in escrow pursuant to an acquisition agreement, of which 20% will be released every six months through October 2001.

(5) Mr. Nelson is a control person of Northwest Capital Partners, LLC. The amount listed as shares beneficially owned by Mr. Nelson includes vested options to purchase 200,000 shares of common stock and 2,500,000 shares held by Northwest. Amounts exclude 15,000 shares of common stock held in trust for the benefit of Mr. Nelson's children. Mr. Nelson disclaims beneficial ownership of the shares held in trust. Mr. Nelson has agreed to sell to three of his business associates up to an aggregate of 1,100,000 shares of common stock at a price of $0.01 per share at any time prior to November 2001. The address of Northwest Capital Partners LLC is 10900 8th Street, Suite 900, Bellevue, Washington, 98004.

(6) Unless otherwise indicated, none of the other selling stockholders have ever had any relationship with our company other than as stockholders.

(7) Mr. Hermer served as a consultant to our company between November 1999 and March 2000.

(8) Mr. Shufton served as a consultant to our company between November 1999 and March 2000.

(9) Represents shares of common stock issuable upon exercise of warrants at exercise prices ranging from $23.00 to $32.00 per share.

                              CERTAIN TRANSACTIONS

CONSULTING AGREEMENT


     Brent Nelson, a director of our company, is the Managing Director of Northwest Capital Partners, LLC. During September 1999, we entered into a three-year consulting agreement under which Northwest agreed to advise us financially and assist us in arranging financing for our business operations. Northwest has a right of first refusal to consult with us regarding financings throughout the duration of its term. The consulting agreement provides for payment of monthly consulting fees to Northwest in the amount of $5,000 per month. The fee provision is subject to extension for 36 months upon the closing of certain financing transactions set forth in the consulting agreement. In addition, the consulting agreement required us to issue to Northwest 1,500,000 shares of our common stock if Northwest achieved certain milestones related to locating $1.0 million of financing for our company. Northwest met all milestones, and has been issued all of those shares. Pursuant to the agreement, we granted Northwest options to purchase 1,000,000 shares of our common stock at an exercise price of $0.01 per share. The options became exercisable upon our market capitalization achieving a value of at least $100 million. During February 2000, this milestone was met and Northwest exercised all 1,000,000 options. We granted certain "piggy-back" registration rights with respect to the shares of common stock underlying the options. Under these registration rights, Northwest will have the right to register these shares if we propose to register any securities under the securities laws. Northwest's obligations under the consulting agreement are subject to certain conditions to be performed by us, including refraining from modifying our capital structure without Northwest's prior written consent. In addition, the consulting agreement provides that for three years following the date our common stock began trading on the OTCBB in September 1999, if we propose an offering of securities or any of any of our officers or directors who hold 5% or more of our common stock desire to transfer their shares of our common stock to a third party,

     * the first right of refusal for the shares will belong to our executive officers;

     * the second right of refusal for the shares will belong to us or the other executive officers and directors who own at least 5% of our common stock, as applicable;

     *    the third right of refusal  for the shares  will belong to  Northwest;
          and

     * the fourth right of refusal for the shares will belong to the other non-selling executive officers and directors who own at least 5% of our common stock.

     In addition, the consulting agreement provides that our officers and directors will use their "best efforts" to cause each holder of at least 5% of our common stock to enter into a lock-up agreement with Northwest whereby the holder will not sell any shares on the OTCBB for one year after our common stock began trading on the OTCBB in September 1999. Any lock-up agreement, however, will allow each holder to sell up to 1,000 shares every three months beginning in March 2000.


     The consulting agreement also provides that Northwest is entitled to nominate a director to our board of directors for a period of five years. Northwest has nominated Mr. Nelson to the board.

     We or Northwest may terminate the consulting agreement upon written notice to the other party if

     * the terminating party reasonably determines that the other party or any of its directors, officers, or controlling stockholders have engaged in any unlawful, wrongful, or fraudulent act against us or our stockholders; or

     * the terminating party determines that any material fact concerning the other party represented is misstated or untrue or that the other party has intentionally failed to provide the terminating party with material facts concerning the other party.

Either party may terminate the consulting agreement at any time in the event of

     *    war;

     *    any material adverse change in our business;

     * any proceeding against us or Northwest where an unfavorable decision would have a material adverse effect on our business;

     * adverse market conditions of which event the terminating party may determine in its sole discretion.

If Northwest terminates the agreement based on the above factors, Northwest will be entitled to accrued fees, expense reimbursements, and shares of common stock otherwise payable under the agreement.

NOTES PAYABLE


     From time to time, Northwest has provided us with working capital for our operations evidenced by notes payable to Northwest. Northwest issued to us notes payable for $101,000 during fiscal 1999, and $200,075 during fiscal 2000. We repaid Northwest $151,820 during fiscal 2000. During October 1999, Northwest agreed to convert $143,575 of principal amount of the notes into 300,000 shares of common stock. As of February 29, 2000, we owed Northwest principal on the notes payable of $5,680. The notes do not bear interest, are payable in full on August 31, 2000, and we are not required to make periodic payments on the notes.


     During April 2000, Northwest made available to us $1.0 million to be used for operating expenses and other working capital pursuant to a revolving note payable. The revolving note bears interest at the prime rate, with interest payable quarterly, and matures in January 2002. The revolving note is secured by all of our tangible and intangible assets. We may prepay the notes from time to time without penalty. No amounts are outstanding under the revolving note.

                            DESCRIPTION OF SECURITIES

GENERAL


     The authorized capital stock of our company consists of 25,000,000 shares of common stock, par value $.001 per share. As of April 28, 2000, there were issued and outstanding 14,900,031 shares of common stock. In addition, we have reserved the following:


     * 1,800,000 shares of common stock for issuance upon exercise of outstanding stock options at exercise prices ranging from $1.00 to $2.50 per share; and

     * 1,893 shares of common stock for issuance upon exercise of outstanding warrants at exercise prices ranging from $23.00 to $32.00 per share.

COMMON STOCK


     The holders of common stock are entitled to one vote for each share on all matters submitted to a vote of shareholders and do not have cumulative voting rights. Accordingly, the holders of a majority of the common stock entitled to vote in any election of directors may elect all of the directors standing for election. The holders of common stock will be entitled to receive dividends, if any, as may be declared by the Board of Directors from time to time out of legally available funds. Upon the liquidation, dissolution, or winding up of our company, the holders of common stock will be entitled to share ratably in all the assets that are legally available for distribution after payment of all debts and other liabilities. The holders of common stock have no preemptive, subscription, redemption, or conversion rights.


REGISTRATION RIGHTS


     In connection with a consulting agreement with Northwest Capital Partners, LLC, we granted to Northwest options to purchase 1,000,000 shares of common stock at an exercise price of $0.01 per share. See "Certain Transactions." In connection with this agreement, we granted certain "piggy-back" registration rights with respect to the shares of common stock issuable upon exercise of the options. Under these registration rights, Northwest may request us to register the stock if we propose to register any securities under the securities laws. Northwest's "piggy-back" rights apply to our first registration statement filed subsequent to issuance of the stock. Northwest exercised the options during February 2000.


     In connection with the issuance of convertible notes payable during September 1998, we issued warrants to four investors to purchase 1,893 shares of common stock at exercise prices ranging from $23.00 to $32.00 per share. In connection with this agreement, we agreed to use our best efforts to register the shares issuable upon exercise of the warrants in the event we propose to register securities under the securities laws. Under these registration rights, we will not be obligated to file more than two registrations relating to the shares. If the registration statement to be filed pursuant to these registration rights is pursuant to an underwritten offering, the managing underwriter may reduce the shares to be included in the registration if, in the judgment of the underwriter, the shares to be included would interfere with the successful marketing of the offering. We have agreed to pay all expenses associated with any registration of the common stock acquired pursuant to the exercise of the warrants, except that the holders will be responsible for any applicable underwriting discounts, commissions, or other transfer taxes.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for our common stock is Liberty Transfer Co., Huntington, New York.

                              PLAN OF DISTRIBUTION

     This prospectus relates to a total of 762,393 shares of common stock currently outstanding or issuable to the selling stockholders upon exercise of warrants. These shares may be sold from time to time by the selling stockholders. As used in this prospectus, "selling stockholders" include transferees, donees, pledgees, legatees, heirs, or legal representatives that sell shares received from a named selling stockholder after the date of this prospectus.

     The selling stockholders have advised us that they have not entered into any agreements, understandings, or arrangements with any underwriters or broker-dealers regarding the sale of their securities, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of shares by the selling stockholders. At the time a particular offering of common stock is made and to the extent required, the aggregate number of shares being offered, the name or names of the selling stockholders, and the terms of the offering, including the name of names of any underwriters, broker-dealers or agents, any discounts, concessions or commissions and other terms constituting compensation from the selling stockholders, and any discounts, concessions or commissions allowed or reallowed or paid to broker-dealers, will be set forth in an accompanying prospectus supplement.


     Sales of the common stock offered hereby may be effected by or for the account of the selling stockholders from time to time in transactions, which may include block transactions, in the over-the-counter market, in negotiated transactions, through a combination of methods of sale, or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to the prevailing market price, or at negotiated prices. The selling stockholders may effect these transactions by selling the common stock offered hereby directly to purchasers, through broker-dealers acting as agents for the selling stockholders, or to broker-dealers that may purchase the shares as principals and thereafter sell the shares from time to time in transactions, which may include block transactions, in the over-the-counter market, in negotiated transactions, through a combination of such methods of sales or otherwise. In effecting sales, broker-dealers engaged by selling stockholders may arrange for other broker-dealers to participate. The broker-dealers, if any, may receive compensation in the form of discounts, concessions, or commissions from the selling stockholders and/or the purchasers of the common stock offered hereby for whom the broker-dealers may act as agents or to whom they may sell as principals, or both. As to a particular broker-dealer, the compensation might be in excess of customary commissions.


     The selling stockholders may resell the shares of common stock being registered for resale hereby

     * in transactions that are exempt from registration under the Securities Act, or

     * as long as the registration statement there is a qualification in effect under, or an available exemption from, any applicable state securities law with respect to the resale of the shares.


     There is no assurance that any selling shareholder will sell any common stock offered hereby, and any selling shareholder may transfer, devise or gift the common stock by other means not described in this prospectus. For example, in addition to selling pursuant to the registration statements of which this prospectus is a part or to which it relates, the selling stockholders also may sell under Rule 144.


     The selling stockholders and any broker-dealers, agents, or underwriters that participate with the selling stockholders in the distribution of common stock offered hereby may be deemed to be "underwriters" within the meaning of the Securities Act. Accordingly, the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act. Any commissions paid or any discounts or concessions allowed to any of these persons, and any profits received on the resale of the common stock offered hereby and purchased by them, may be deemed to be underwriting commissions or discounts under the Securities Act. We will not pay any compensation to any NASD member in connection with this offering. Brokerage commissions, if any, attributable to the sale of the shares of common stock offered hereby will be borne by the selling stockholders.

     We will not receive any proceeds from the sale of any shares of common stock by the selling stockholders. We have agreed to bear all expenses, other than selling commissions, in connection with the registration and sale of the common stock being offered by the selling stockholders. We have agreed to indemnify certain of the selling stockholders against certain liabilities under the Securities Act. Each selling shareholder may indemnify any broker-dealer that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act.


     To comply with the securities laws of certain jurisdictions, if applicable, the shares of common stock offered hereby will be offered or sold in those jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the common stock offered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualifications requirement is available and is complied with.


     Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of the common stock offered pursuant to this prospectus may be limited in its ability to engage in market activities with respect to the common stock. Without limiting the foregoing, each selling shareholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M. Those rules and regulations may limit the timing of purchases and sales of any of the common stock offered by the selling stockholders pursuant to this prospectus, which may affect the marketability of the common stock offered hereby.


     The selling stockholders also may pledge the shares of common stock being registered for resale hereby to NASD broker/dealers pursuant to the margin provisions of each selling shareholder's customer agreements with the pledgees. Upon default by a selling shareholder, the pledgee may offer and sell shares of common stock from time to time as described above.


                                  LEGAL MATTERS


     The validity of the shares of common stock offered hereby will be passed upon by Greenberg Traurig, LLP, Phoenix, Arizona. As of June 28, 2000, that firm beneficially owned an aggregate of 20,000 shares of our common stock.


                                     EXPERTS

     The audited financial statements as of and for the year ended February 29, 2000 included in this prospectus and elsewhere in the registration statement have been audited by L.L. Bradford & Company, independent public accountants, as indicated in the report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.

     The report of L.L. Bradford & Company covering the February 29, 2000 financial statements contains an explanatory paragraph that states that our recurring losses from operations and net capital deficiency raise substantial doubt about our ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

     The audited financial statements as of February 28, 1998 and 1999 and for the years then ended included in this prospectus and elsewhere in this registration statement have been audited by Bob Stephens & Associates, P.C., independent public accountants, as indicated in the report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.

                    WHERE YOU CAN FIND ADDITIONAL INFORMATION


     We filed a registration statement on Form S-1 with the Securities and Exchange Commission relating to the common stock offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance we refer you to the copy of the contract or other document filed as an exhibit to the registration statement, each of the statements being qualified in all respects by the respective reference. For further information with respect to PalmWorks, Inc. and the common stock offered by this prospectus, we refer you to the registration statement, exhibits, and schedules.

     Upon the effectiveness of the registration statement of which this prospectus forms a part, we will be subject to the informational requirements of the Securities Exchange Act of 1934 and will file reports, proxy statements, and other information with the Securities and Exchange Commission. Anyone may inspect and copy these reports, proxy statements, the registration statement, and other information without charge at the public reference facilities maintained by the Securities Exchange and Commission in Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549; the Chicago Regional Office, Suite 1400, 500 West Madison Street, Citicorp Center, Chicago, Illinois 60661; and the New York Regional Office, Suite 1300, 7 World Trade Center, New York, New York 10048. Copies of all or any part of the registration statement may be obtained from the Public Reference Section of the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of the prescribed fees. The public may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The registration statement also is available, and any reports, proxy statements, or other information we file in the future will be available, through the Securities and Exchange Commission's web site at the following address: http://www.sec.gov.

                                 PALMWORKS, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


                                                                            Page
                                                                            ----

Report of Independent Certified Public Accountants.........................  F-2

Independent Auditors' Report...............................................  F-3

Consolidated Financial Statements

   Consolidated Balance Sheets.............................................  F-4

   Consolidated Statements of Operations...................................  F-5

   Consolidated Statement of Stockholders' Equity (Deficit)................  F-6

   Consolidated Statements of Cash Flows...................................  F-7

   Notes to Consolidated Financial Statements..............................  F-8

                             L.L. BRADFORD & COMPANY
                   CERTIFIED PUBLIC ACCOUNTANTS & CONSULTANTS
                        2901 El Camino Avenue, Suite 105
                             Las Vegas, Nevada 89102
                     (702) 735-5030 facsimile (702) 735-4854


               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


Board of Directors
PalmWorks, Inc. (A Development Stage Company)
Houston, Texas

We have audited the accompanying consolidated balance sheets of PalmWorks, Inc. (A Development Stage Company) as of February 29, 2000 and the related consolidated statements of operations, stockholders' equity and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit. The consolidated financial statements of PalmWorks, Inc. (A Development Stage Company) as of February 28, 1999 and for the years ended February 28, 1999 and 1998 were audited by other auditors whose report dated December 20, 1999, expressed an unqualified opinion on those statements.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of PalmWorks, Inc. (A Development Stage Company) as of February 29, 2000, and the results of its activities and cash flows for the year then ended in conformity with generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 11 to the consolidated financial statements, the Company has not commenced its planned operations and has suffered recurring losses with no revenues from operations, all of which raises substantial doubt about its ability to continue as a going concern. Management's plans in regards to these matters are also described in
Note 11. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.


/s/ L.L. Bradford & Company

L.L. Bradford & Company
April 21, 2000
Las Vegas, Nevada

                         Bob Stephens & Associates, P.C.
                            2825 Wilcrest, Suite 408
                              Houston, Texas 77042

                                                             Phone  713-339-3388
                                                             Fax    713-339-2355

INDEPENDENT AUDITORS' REPORT

Board of Directors
Titan Resources, Inc.
Houston, Texas

We have audited the accompanying balance sheets of Titan Resources, Inc., a New York Corporation, and consolidated subsidiaries as of February 28, 1999 and the related statements of income, changes in stockholders' equity and cash flows for the years ended February 28, 1999 and 1998. These financial statements are the responsibility of the management of Titan Resources, Inc. Our responsibility is to express an opinion on these financial statements based On our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.


In our opinion the financial statements referred to above present fairly in all material respects, the financial position of Titan Resources, Inc., and consolidated subsidiaries as of February 28, 1999 and the results of their operations and cash flows for the years ended February 28, 1999 and 1998, in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company's significant operating loss raises substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


                                        /s/ Bob Stephens & Associates, P.C.


Houston, Texas
December 20, 1999, except for Note 12,
  as to which the date is January 10, 2000

                                 PALMWORKS, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                           CONSOLIDATED BALANCE SHEETS


                                                                  February 29,   February 28,
                                                                     2000           1999
                                                                  -----------    -----------
                                     ASSETS
Current assets
     Cash .....................................................   $   817,797          2,047

     Due from related .........................................        10,000             --
                                                                  -----------    -----------
     Total current assets .....................................       827,797          2,047

Fixed assets, net .............................................       137,792         52,595

Other assets ..................................................       155,000        595,000
                                                                  -----------    -----------

Total assets ..................................................   $ 1,120,589    $   649,642
                                                                  ===========    ===========

                 LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Current liabilities
     Accounts payable and accrued liabilities .................   $   193,650    $   202,903
     Due to related party .....................................         5,680        497,000

     Notes payable ............................................            --         55,300
                                                                  -----------    -----------
     Total current liabilities ................................       199,330        755,203

     Total liabilities ........................................       199,330        755,203

Commitments and contingencies .................................            --             --

Stockholders' equity (deficit)
     Preferred stock, $0.02 par value; 10,000,000 shares
       authorized, no shares issued and outstanding ...........            --             --
     Common stock, $0.02 par value; 50,000,000 shares
       authorized, 14,900,031 and 444,045 issued and
       outstanding for fiscal years 2000 and 1999,
       respectively ...........................................       298,001          8,881
     Additional paid-in capital ...............................     3,636,834      1,446,551
     Accumulated deficit prior to the development stage .......      (816,462)      (816,462)
     Accumulated deficit during the development stage .........    (2,197,114)      (744,531)
                                                                  -----------    -----------
     Total stockholders' equity (deficit) .....................       921,259       (105,561)
                                                                  -----------    -----------

     Total liabilities and stockholders' equity (deficit) .....   $ 1,120,589    $   649,642
                                                                  ===========    ===========


                 See Accompanying Notes to Financial Statements

                                 PALMWORKS, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                      CONSOLIDATED STATEMENTS OF OPERATIONS


                                                        For the year ended                March 1, 1998
                                             -----------------------------------------       through
                                             February 29,   February 28,   February 28,    February 29,
                                                2000           1999           1998            2000
                                             -----------    -----------    -----------     -----------
Revenue ..................................   $        --    $        --    $        --     $        --
                                             -----------    -----------    -----------     -----------
Operating expenses
     Professional fees ...................       315,993        168,702             --         484,695
     Wages and payroll taxes .............       251,594             --             --         251,594
     Contract labor ......................       185,500        289,169             --         474,669
     Depreciation ........................        25,563         13,100            546          38,663
     Interest expense ....................         7,755         14,500             --          22,255
     Advertising .........................         4,070         76,685             --          80,755
     General and administrative ..........       224,725        337,828         19,252         562,553
                                             -----------    -----------    -----------     -----------

     Total operating expenses ............     1,015,200        899,984         19,798       1,915,184
                                             -----------    -----------    -----------     -----------

Net loss from operations .................    (1,015,200)      (899,984)       (19,798)     (1,915,184)

Other income (expense)
     Forgiveness of debt .................            --        306,019             --         306,019
     Related party bad debts .............            --       (169,172)            --        (169,172)
     Interest income .....................         2,617             --             --           2,617
     Gain on sale of fixed assets ........            --         18,606             --          18,606
     Loss on investments .................      (440,000)            --             --         440,000
                                             -----------    -----------    -----------     -----------
     Total other income (expense) ........      (437,383)       155,453             --        (281,930)

Net loss before provision for income taxes    (1,452,583)      (744,531)       (19,798)     (2,197,114)

Provision for income taxes ...............            --             --             --              --
                                             -----------    -----------    -----------     -----------

Net loss .................................   $(1,452,583)   $  (744,531)   $   (19,798)    $(2,197,114)
                                             ===========    ===========    ===========     ===========

Basic and diluted loss per common share ..   $     (0.31)   $     (2.37)   $     (0.13)    $     (0.88)
                                             ===========    ===========    ===========     ===========
Basic and diluted weighted average common
shares outstanding .......................     4,661,865        314,737        156,115       2,491,274
                                             ===========    ===========    ===========     ===========


                 See Accompanying Notes to Financial Statements

                                 PALMWORKS, INC.
                          (A DEVELOPMENT STAGE COMPANY)
            CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT)



                                                                                   Accumulated    Accumulated
                                                Common Stock                         Deficit        Deficit         Total
                                          -------------------------   Additional  Prior To The    During The     Stockholders'
                                           Number of                   Paid-in     Development    Development      Equity
                                            Shares        Amount       Capital        Stage          Stage        (Deficit)
                                          -----------   -----------   -----------  -----------    -----------    -----------
Balance, March 1, 1997 ................      156,115    $   3,122    $  683,190    $(796,664)   $        --    $  (110,352)

Shareholder contribution ..............           --           --        35,001           --             --         35,001

Net loss ..............................           --           --            --      (19,798)            --        (19,798)
                                          ----------    ---------    ----------    ---------    -----------    -----------

Balance, February 28, 1998 ............      156,115        3,122       718,191     (816,462)            --        (95,149)

Common stock issued for assets, $2.00..      220,000        4,400       435,600           --             --        440,000

Common stock issued for cash, $4.46 ...       56,000        1,120       248,880           --             --        250,000

Common stock issued for expenses, $3.70
  weighted average price per share ....       11,930          239        43,880           --             --         44,119

Net loss ..............................           --           --            --           --       (744,531)      (744,531)
                                          ----------    ---------    ----------    ---------    -----------    -----------

Balance, February 28, 1999 ............      444,045        8,881     1,446,551     (816,462)      (744,531)      (105,561)

Common stock warrants issued
  for expenses, $0.05 .................           --           --        50,000           --             --         50,000

Common shares issued for cash, $1.50 ..    1,200,000       24,000     1,776,000           --             --      1,800,000

Common shares issued for acquisition
  of PalmWorks, Inc., a Nevada
  Corporation, $0.01 ..................    3,650,000       73,000       (36,500)          --             --         36,500

Common shares issued for consulting
  agreement, $0.01 ....................    1,500,000       30,000       (15,000)          --             --         15,000

Common stock issued for expenses, $1.40
  weighted average price per share ....      123,986        2,480       170,520           --             --        173,000

Common stock issued for principal
  payments on debt, $0.06 .............    6,982,000      139,640       255,263           --             --        394,903

Common stock warrants exercised
  at $0.01 per share ..................    1,000,000       20,000       (10,000)          --             --         10,000

Net loss ..............................           --           --            --           --     (1,452,583)    (1,452,583)
                                          ----------    ---------    ----------    ---------    -----------    -----------

Balance, February 29, 2000 ............   14,900,031    $ 298,001     3,636,834    $(816,462)   $(2,197,114)   $   921,259
                                          ==========    =========    ==========    =========    ===========    ===========


                 See Accompanying Notes to Financial Statements

                                 PALMWORKS, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                      CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                               For the year ended               March 1, 1998
                                                    -----------------------------------------      through
                                                    February 29,   February 28,   February 28,   February 29,
                                                       2000           1999           1998           2000
                                                    -----------    -----------    -----------    -----------
Cash flows from operating activities:
  Net loss ......................................   $(1,452,583)   $  (744,531)   $   (19,798)   $(2,197,114)
  Adjustments  to  reconcile  net loss to net
  cash used by operating activities:
    Common stock issued for expenses ............       274,500         44,119             --        318,619
    Gain on sale of equipment ...................            --        (18,606)            --        (18,606)
    Depreciation ................................        25,563         13,100            546         38,663
    Related party bad debts .....................                      169,172             --        169,172
    Loss on investment ..........................       440,000             --             --        440,000
    Forgiveness of debt .........................            --       (306,019)            --       (306,019)
  Changes in operating assets and liabilities:
    Decrease in accounts receivable .............            --            304             --            304
    Increase in due from related party ..........       (10,000)            --             --        (10,000)
    Increase (decrease) in accounts payable and
    accrued liabilities .........................        (9,253)       202,903           (174)       193,650
    Increase (decrease) in due to related parties       (96,417)       422,300        (15,749)       425,883
                                                    -----------    -----------    -----------    -----------
       Net cash provided by operating activities       (828,190)      (217,258)       (35,175)      (945,448)

Cash flows from investing activities:
  Purchase of fixed assets ......................      (110,760)       (65,695)            --       (174,455)
  Purchase of other assets ......................                     (125,000)            --       (125,000)
  Proceeds from sale of fixed assets ............                       60,000             --         60,000
                                                    -----------    -----------    -----------    -----------
       Net cash used in investing activities ....      (110,760)      (130,695)            --       (241,455)

Cash flows from financing activities:
  Proceeds from issuance of common stock ........     1,810,000        350,000             --      2,060,000
  Proceeds from shareholder contribution ........            --             --         35,001             --
  Principal payments on notes payable ...........       (55,300)            --             --        (55,300)
                                                    -----------    -----------    -----------    -----------
       Net cash provided by financing activities      1,754,700        350,000         35,001      2,004,200
                                                    -----------    -----------    -----------    -----------

Net increase (decrease) in cash .................       815,750          2,047           (174)       817,797
Cash, beginning of period .......................         2,047             --            174             --
                                                    -----------    -----------    -----------    -----------

Cash, end of period .............................   $   817,797    $     2,047    $        --    $   817,797
                                                    ===========    ===========    ===========    ===========
Supplemental disclosure of cash flow
  Cash paid for interest ........................   $        --    $        --    $        --    $        --
                                                    ===========    ===========    ===========    ===========
  Cash paid for income taxes ....................   $        --    $        --    $        --    $        --
                                                    ===========    ===========    ===========    ===========
Schedule of non-cash financing activities:
  Principal payments on notes payable through
  the issuance of common stock ..................   $   394,903    $        --    $        --    $   394,903
                                                    ===========    ===========    ===========    ===========
Common stock issued for the acquisition of assets   $        --    $   440,000    $        --    $   440,000
                                                    ===========    ===========    ===========    ===========


                 See Accompanying Notes to Financial Statements

                                 PALMWORKS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



1.   BUSINESS, HISTORY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


     BUSINESS - PalmWorks, Inc. (hereinafter referred to as the "Company" or "PalmWorks") is a development stage company that plans to provide wireless Internet access to users of wide variety hand-held personal digital assistants, or PDAs. The Company's future services will provide potential subscribers:

          * real-time information services such as news, weather, sports, and stock quotes formatted for use by PDAs; and

          * access to online applications in order to perform time-critical activities such as execute stock trades, order medical prescription refills, check and update work schedules and time reports, and manage real-time sales or client account information.

     HISTORY - PalmWorks, formerly known as Titan Resources, Inc. was organized under the laws the State of New York in June 1971 under the name The Bolton Group, Ltd. The Company underwent several name changes until June 1994, when it changed its name to Titan Resources, Inc. In March 1998, the Company entered into an asset purchase agreement with Mobilelink Communications, Inc. ("Mobilelink") (a related party entity owned by a stockholder of the Company), for the rights and title to all Mobilelink's intellectual property (software and other intangibles) in exchange for 220,000 (post 1-for-100 reverse stock split) common shares of the Company.


     In September 1999, the Company's Board of Directors adopted a resolution whereby it approved a 1-for-100 reverse stock split of the issued and outstanding shares of common stock. Accordingly, the accompanying financial statements have been retroactively restated to reflect the 1-for-100 reverse stock split as if the reverse stock split occurred as of the Company's date of inception.

     In October 1999, the Company acquired all the capital stock of PalmWorks, Inc., a non-operating privately held Nevada corporation (PalmWorks-Nevada), in exchange for 3,650,000 shares of the Company's common stock pursuant to a tax free stock-for-stock acquisition. The combination of PalmWorks-Nevada has been accounted for in a manner similar to a pooling of interests, as the companies were under common control in August 1999, the date of inception of PalmWorks-Nevada.

     Under generally accepted accounting principles, the acquisition of PalmWorks-Nevada is considered to be a reorganization in substance, rather than a business combination since PalmWorks-Nevada had no assets, liabilities or operations, and the Company has since re-domiciled in the State of Nevada through PalmWorks-Nevada, as further discussed in Note 13. Accordingly, the accounting for the acquisition has been accounted for at historical cost in a manner similar to a pooling of interests ("as-if pooling of interest accounting"), and no goodwill was recorded.


     The acquisition of intellectual property from Mobilelink in March 1998 established a new business for the Company. Therefore, the Company is considered to be a development stage company since its planned principal operations have not commenced.

     PRINCIPLES OF CONSOLIDATION - The consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

     USE OF ESTIMATES - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                 See Accompanying Notes to Financial Statements

                                 PALMWORKS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1.   BUSINESS, HISTORY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
     (continued)

     FIXED ASSETS - Fixed assets are stated at cost less accumulated depreciation. Depreciation is provided principally on the straight-line method over the estimated useful lives of the assets, which are generally 3 to 5 years. The cost of repairs and maintenance is charged to expense as incurred. Expenditures for property betterments and renewals are capitalized. Upon sale or other disposition of a depreciable asset, cost and accumulated depreciation are removed from the accounts and any gain or loss is reflected in other income (expense).

     The Company periodically evaluates whether events and circumstances have occurred that may warrant revision of the estimated useful lives of fixed assets or whether the remaining balance of fixed assets should be evaluated for possible impairment. The Company uses an estimate of the related undiscounted cash flows over the remaining life of the fixed assets in measuring their recoverability.

     EARNINGS (LOSS) PER SHARE - Basic earnings (loss) per share excludes any dilutive effects of options, warrants and convertible securities. Basic earnings (loss) per share is computed using the weighted-average number of outstanding common shares during the applicable period. Diluted earnings per share is computed using the weighted average number of common and common stock equivalent shares outstanding during the period. Common stock equivalent shares are excluded from the computation if their effect is antidilutive.

     COMPREHENSIVE INCOME - The Company has no components of other comprehensive income. Accordingly, net income (loss) equals comprehensive income for all periods.


     ADVERTISING COSTS - The Company recognizes advertising expenses in accordance with Statement of Position 93-7 "Reporting on Advertising Costs." Accordingly, the Company expenses the costs of producing advertisements at the time production occurs, and expenses the costs of communication advertising in the period in which the advertising space or airtime is used. Internet advertising expenses are generally recognized on a straight-line basis over the term of the contract. Advertising costs were incurred for the years ended February 29, 2000, February 28, 1999 and 1998, in the amounts of $4,070, $76,685 and $--, respectively.


     STOCK-BASED COMPENSATION - The Company accounts for stock-based employee compensation arrangements in accordance with provisions of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and complies with the disclosure provisions of Statements of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock-Based Compensation." Under APB No. 25, compensation expense is based on the difference, if any, on the date of the grant, between the fair value of the Company's common stock and the exercise price. The Company accounts for stock issued to non-employees in accordance with the provisions of SFAS No. 123 and the Emerging Issues Task Force ("EITF") Issue No. 96-18.

     INCOME TAXES - The Company accounts for its income taxes in accordance with SFAS No. 109, which requires recognition of deferred tax assets and liabilities for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

                                 PALMWORKS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1.   BUSINESS, HISTORY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
     (continued)


     IMPAIRMENT OF LONG-LIVED ASSETS TO BE DISPOSED - The Company continually monitors events and changes in circumstances that could indicate carrying amounts of long-lived assets may not be recoverable. When these events or changes in circumstances are present, the Company assesses the recoverability of long-lived assets by determining whether the carrying value of the assets will be recovered through undiscounted expected future cash flows. If the total of the future cash flows is less than the carrying amount of those assets, the Company recognizes an impairment loss based on the excess of the carrying amount over the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or the fair value less costs to sell.


     RECENT ACCOUNTING PRONOUNCEMENTS - In June 1998, the Financial Accounting Standards Board ("FASB") issued SFAS No. 133, "Accounting for Derivatives and Hedging Activities." SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. In
     July 1999, the FASB issued SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of FASB Statement No. 133," which deferred the effective date until the first fiscal quarter ending on or after June 30, 2000. The Company will adopt SFAS No. 133 in its quarter ending May 31, 2000. The Company has not engaged in significant hedging activities or invested in derivative instruments.

     In December 1999, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin ("SAB") No. 101, "Revenue Recognition in Financial Statements." SAB No. 101 provides guidance for revenue recognition under certain circumstances. The Company believes that the implementation of SAB No. 101 will not have a material impact on its consolidated financial statements.


     In November 1999, the EITF commenced discussions on EITF No. 99-17, "Accounting for Advertising Barter Transactions." The EITF provides guidance on the recognition of Internet barter advertising revenues and expenses under various circumstances. The EITF reached a conclusion that revenues and expenses from advertising barter transactions should be recognized at the fair value of the advertising surrendered or received only when an entity has a historical practice of receiving or paying cash for similar advertising transactions. The Company does not expect that the adoption of EITF No. 99-17 will have a material impact on its consolidated financial statements.


     RECLASSIFICATIONS - Certain prior year balances have been reclassified to conform to the current year presentation.

     Fixed assets consist of the following:

                                                   February 29,     February 28,
                                                      2000             1999
                                                    ---------        ---------
     Furniture and fixtures                         $  37,886        $  15,808
     Computers, equipment and software                138,569           49,887
                                                    ---------        ---------

                                                      176,455           65,695
     Less: accumulated depreciation                    38,663           13,100
                                                    ---------        ---------

     Fixed assets, net                              $ 137,792        $  52,595
                                                    =========        =========

                                 PALMWORKS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


3.   OTHER ASSETS

     Other  assets  totaling   $155,000  at  February  29,  2000,   consists  of
     capitalized working interest in a petroleum exploration permit recorded at historical cost.

     Other assets totaling $595,000 at February 28, 1999, consist of capitalized working interest in a petroleum exploration permit of $155,000 and an investment in intellectual property of $440,000, both recorded at historical cost.


     For the years ended February 29, 2000, and February 28, 1999, amortization expenses have not been recorded for the capitalized working interest in the petroleum permit since revenues have not been recognized for these periods. Management believes that this capitalized working interest in a petroleum exploration permit will provide future revenue benefits. Accordingly, these costs will be amortized in the related periods when the revenue is generated.

     For the year ended February 29, 2000, the Company had written-off its investment in intellectual property acquired from Mobilelink in March 1998 and recorded a loss on investment of $440,000 based upon management's evaluation that the software is a non-viable asset with no future benefits.


4.   RELATED PARTY TRANSACTIONS

     As of February 29, 2000, the balance due from related party totaling $10,000 consisted of amounts loaned to a stockholder of the Company, bearing no interest, and due August 2000.

     As of February 29, 2000, the balance due to related party totaling $5,680 consisted of advances from Northwest Capital Partners, LLC (an entity wholly owned by a director and stockholder of the Company), bearing no interest, and due August 2000.

     As of February 28, 1999, due to related party totaling $497,000 consisted of advances from Northwest Capital Partners, LLC (an entity wholly owned by a director and stockholder of the Company) in the amount of $187,500; and $309,500 from various stockholders of the Company.

5.   NOTES PAYABLE

     Notes payable totaling $55,300 as of February 28, 1999, were due to various individuals with an imputed interest rate of 18%, and repayments were made in fiscal year 2000.

6.   STOCKHOLDERS' EQUITY

     STOCK OPTIONS - The Company currently does not have any formal stock option plans. At the discretion of the Company's Board of Directors, stock option grants have been awarded to certain officers, employees, and non-employees. The outstanding options granted as of February 29, 2000, have a term of 4 years from the date of grant for options to the officers and employees, and a term that ranges from 4 to 5 years from the date of grant for options to non-employees. Options granted to the officers, employees, and non-employees generally vest and become exercisable with the following vesting schedule: 20% at the date of employment, 20% every six months, and fully vested in two years.

                                 PALMWORKS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



6.   STOCKHOLDERS' EQUITY (continued)


     STOCK OPTION ACTIVITY - The following table summarizes the Company's stock option activity:


                                                      Number        Weighted
                                                        Of           Average
                                                      Shares      Exercise Price
                                                    ----------      ---------
     Balance, March 1, 1997                                 --      $      --
       Options granted and assumed                          --             --
       Options canceled                                     --             --
       Options exercised                                    --             --
                                                    ----------      ---------
     Balance, February 28, 1998                             --             --
       Options granted and assumed                       1,893          27.94
       Options canceled                                     --             --
       Options exercised                                    --             --
                                                    ----------      ---------
     Balance, February 28, 1999                          1,893          27.94
       Options granted and assumed                   2,650,000           1.19
       Options canceled                                     --             --
       Options exercised                             1,000,000           0.01
                                                    ----------      ---------

     Balance, February 29, 2000                      1,651,893      $    1.94
                                                    ==========      =========


     The following table summarizes information about options outstanding and exercisable at February 29, 2000:


                            Shares Underlying Options Outstanding           Shares Underlying
                           ---------------------------------------         Options Exercisable
                                            Weighted                     ------------------------
                             Shares         Average                       Shares
                           Underlying      Remaining     Weighted       Underlying      Weighted
        Range of            Options      Contractual     Average         Options        Average
     Exercise Prices       Outstanding       Life      Exercise Price   Exercisable   Exercise Price
     ---------------       ----------     ----------     ---------       ----------     ---------
     $23.00 - $32.00            1,893      4.0 years     $   27.94            1,893     $   27.94
     $ 1.00 - $ 2.50        1,650,000      5.0 years     $    1.19        1,650,000     $    1.19
                           ----------     ----------     ---------       ----------     ---------

     $ 1.00 - $32.00        1,651,893      4.5 years     $    1.94        1,651,893     $    1.94
                           ==========     ==========     =========       ==========     =========


     PRO FORMA DISCLOSURE - SFAS No. 123 requires companies that follow APB No. 25 to provide a pro forma disclosure of the impact of applying the fair value method of SFAS No. 123. Accordingly, had compensation cost been recognized based on the fair value of options granted at the date of grant in 2000 and 1999, the pro forma amounts of the Company's net loss and net loss per share for the years ended February 29, 2000, February 28, 1999, and 1998 would have been as follows:

                                                     February 29,   February 28,    February 28,
                                                        2000           1999            1998
                                                     -----------    ------------    ------------
     Net loss - as reported                          $(1,452,583)    $(744,531)       $(19,798)
     Net loss - pro forma                            $(6,049,570)    $(748,284)       $(19,798)
     Basic and diluted loss per share - as reported  $     (0.31)    $   (2.37)       $  (0.01)
     Basic and diluted loss per share - pro forma    $     (1.30)    $   (2.38)       $  (0.01)

                                 PALMWORKS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


6.   STOCKHOLDERS' EQUITY (continued)

     PRO FORMA DISCLOSURE (continued) - The fair value for each option granted was estimated at the date of grant using the Black-Scholes option pricing model, assuming no expected dividends and the following weighted average assumptions:

                                        February 29,  February 28,  February 28,
                                            2000          1999          1998
                                        ------------  ------------  ------------
     Average risk-free interest rates       5.5%          4.7%           --
     Average expected life (in years)       4.5             5            --
     Volatility                              60%           60%           --

     The weighted average fair value of options granted with exercise prices at the current fair value of the underlying stock during 2000 and 1999 were $4,596,987 and $3,753, respectively. During 2000 and 1999, some options were granted with exercise prices that were below the current fair value of the underlying stock. The weighted average fair value of options granted with exercise prices below the current fair value of the underlying stock during 2000 and 1999 were $4,539,255 and $0.00, respectively.


     POTENTIAL COMMON STOCK WITH ANTIDILUTIVE EFFECT - As of February 29, 2000, February 28, 1999, and February 28, 1998, options on 1,651,893, 1,893, and
     0 shares of common stock, respectively, were not included in computing earnings per share because their effects were antidilutive.


7.   STOCK-BASED COMPENSATION

     Stock-based compensation is comprised of consideration for past services which must be classified as compensation expense rather than as a component of expense classification under generally accepted accounting principles. The following table shows the amounts of stock-based compensation that would have been recorded under the following income statement categories had stock-based compensation not been separately stated in the Consolidated Statements of Operations:


                                      February 29,   February 28,   February 28,
                                         2000           1999           1998
                                       ---------      ---------      ---------
     Consulting                        $ 185,500      $      --      $      --
     Loan fees                                --         20,000             --
     Legal expenses                       52,500         24,119             --
                                       ---------      ---------      ---------

                                       $ 238,000      $  44,119      $      --
                                       =========      =========      =========

8.   FORGIVENESS OF DEBT

     As of February 28, 1999, the Company recorded a forgiveness of debt totaling $306,019, which originated in the 1996 acquisition agreement with Ponder Industries.

9.   INCOME TAXES

     The Company did not record any current or deferred income tax provision or benefit for any of the periods presented due to continuing net losses and nominal differences.

     The Company has provided a full valuation allowance on the deferred tax asset, consisting primarily of net operating losses, because of uncertainty regarding its realizability.

     As of February 29, 2000, the Company had a net operating loss of approximately $1,500,000. Utilization of the net operating loss, which begins to expire at various times starting in 2009, may be subject to certain limitations under Section 382 of the Internal Revenue Code of 1986, as amended, and other limitations under state and foreign tax laws. To the

                                 PALMWORKS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


     extent that net operating losses, when realized, relate to stock option deductions of approximately $50,000, the resulting benefits will be credited to the stockholders.

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets are approximately as follows:


                                      February 29,   February 28,   February 28,
                                         2000           1999           1998
                                      -----------    -----------    -----------
     Net operating loss               $(1,452,583)   $  (744,531)   $   (19,798)
     Depreciation                              --             --             --
                                      -----------    -----------    -----------
     Total deferred tax assets         (1,452,583)      (744,531)       (19,798)
     Valuation allowance for
       deferred tax assets              1,452,583        744,531         19,798
                                      -----------    -----------    -----------

     Net deferred tax assets          $        --    $        --    $        --
                                      ===========    ===========    ===========


10.  FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying amounts of cash, accounts payable, accrued liabilities, due to/from related parties, and notes payable approximate fair value because of the short-term maturity of these instruments.

11.  COMMITMENTS AND CONTINGENCIES

     OPERATING LEASES - The Company operates from a leased facility under a noncancellable operating lease. For the years ended February 29, 2000, February 28, 1999 and 1998, total rent expense for the leased facility approximated $78,179, $78,179, and $50,956, respectively.

     Future minimum rental payments required under the operating lease for the facility as of February 29, 2000 are as follows:


                    Years
                     2001                      $  78,179
                     2002                         32,575
                                               ---------

                     Total                     $ 110,754
                                               =========

     LITIGATION - The Company is a defendant in various lawsuits incurred in the normal course of business. In the opinion of management, after consulting with legal counsel, the liabilities, if any, resulting from these matters will not have a material effect on the consolidated financial statements of the Company.

12.  GOING CONCERN


     The Company incurred a net loss of approximately $1,500,000 for the year ended February 29, 2000. The Company has not commenced its planned operations and has recurring net losses along with no recorded revenues. Those factors create an uncertainty about the Company's ability to continue as a going concern. The Company's management has developed a plan to complete the development of technology products and services to generate future revenues. The Company will also seek additional sources of capital through equity or debt offering, but there can be no assurance that the Company will be successful in accomplishing its objectives.

     The ability of the Company to continue as a going concern is dependent on additional sources of capital and the success of the Company's plan. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

                                 PALMWORKS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


13.  SUBSEQUENT EVENTS

     In March 2000, the Company signed a letter-of-intent with Excellular Incorporated ("Excellular") and Covault Corporation ("Covault") whereby the Company will acquire all the outstanding capital stock of PDA Data, an entity owned by Excellular and Covault, in exchange for 400,000 shares of the Company's common stock.

     In April 2000, the Company re-domiciled from the State of New York to the State of Nevada under a plan and agreement filed in both states whereby the named surviving corporation is PalmWorks-Nevada. As a result of the merger, the Company's articles of incorporation provide for 25,000,000 shares of commons stock authorized for issuance at a par value of $.001 per share. Accordingly, all past, present and future business activities will be transacted through PalmWorks-Nevada as the surviving corporation.

     The Company's common stock is currently quoted on the Over-the-Counter Bulletin Board ("OTCBB") operated by the National Association of Securities Dealers. On April 7, 2000, the OTCBB changed the Company's symbol from "PMWK" to "PMWKE" after an initial evaluation by the OTCBB for compliance with the OTCBB eligibility rule. The trading symbols of securities whose issuers were not deemed compliant at that time with the OTCBB Eligibility Rule, including the Company's symbol, were appended with an "E." The OTCBB eligibility rule provides that no issuer may be quoted on the OTCBB unless it is a reporting company pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934. The Company is in the process of filing a Form S-1 registration statement, along with a Form 8-A with the SEC to try and meet the OTCBB Eligibility Rule. However, if the Company is not successful in meeting this requirement by the required compliance date of May 4, 2000, the Company will no longer be eligible for quotation on the OTCBB after that date, unless the Company is able to secure a waiver. If the Company's common stock is no longer quoted on the OTCBB, the Company believes that its common stock may be published in the "pink sheets," which does not provide real time quotes.

     In April 2000, the Company consummated a loan agreement with Northwest Capital Partners, LLC (an entity owned by a director and shareholder of the Company), whereby the LLC will provide the Company the ability to borrow up to $1,000,000 as a revolving loan. The loan will be secured by the Company's assets, with interest to be paid monthly at the prime lending rate, and any outstanding principal balance will be due in full in January 2002.

======================================    ======================================

YOU   SHOULD    RELY   ONLY   ON   THE               762,393 SHARES OF
INFORMATION    CONTAINED    IN    THIS                 COMMON STOCK
PROSPECTUS.  WE  HAVE  NOT  AUTHORIZED
ANYONE TO PROVIDE YOU WITH INFORMATION
DIFFERENT  FROM THAT CONTAINED IN THIS
PROSPECTUS.  WE ARE  OFFERING TO SELL,
AND SEEKING  OFFERS TO BUY,  SHARES OF
COMMON  STOCK  ONLY  IN  JURISDICTIONS
WHERE OFFERS AND SALES ARE  PERMITTED.
THE  INFORMATION   CONTAINED  IN  THIS
PROSPECTUS  IS ACCURATE ONLY AS OF THE
DATE OF THIS PROSPECTUS, REGARDLESS OF
THE   TIME   OF   DELIVERY   OF   THIS
PROSPECTUS  OR  OF  ANY  SALE  OF  OUR
COMMON STOCK.

                                                     PALMWORKS, INC.

                                  Page
                                  ----

Prospectus Summary................   3
Risk Factors......................   5
Forward Looking Statements........  11
Use of Proceeds...................  11
Price Range of Common Stock.......  12
Dividend Policy...................  12
Selected Consolidated Financial
  Data............................  13             -------------------
Management's Discussion and                        P R O S P E C T U S
  Analysis of Financial Condition                  -------------------
  and Results of Operations.......  14
Business .........................  18
Management .......................  25
Principal and Selling Stockholders  31
Certain Transactions..............  32
Description of Securities.........  34
Plan of Distribution..............  35
Legal Matters.....................  36
Experts ..........................  36
Where You Can Find Additional
  Information.....................  36
Index to Consolidated Financial
  Statements...................... F-1              ___________, 2000

======================================    ======================================

                                     PART II


                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the expenses in connection with the offering described in the Registration Statement.

     SEC registration fee.........................................   $  931
     Accountants' fees and expenses...............................        *
     Legal fees and expenses......................................        *
     Printing and engraving expenses..............................        *
     Miscellaneous fees...........................................        *
                                                                     ------

          Total...................................................   $    *
                                                                     ======


----------
* To be provided by amendment.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.


     Our articles of incorporation provide that our company may indemnify, to the fullest extent permitted by the Nevada General Corporation Law, any directors and officers of our company against any and all of the expenses, liabilities, or other matters that the director or officer may incur for conduct as a director or officer.


     Section 78.751 of the Nevada General Corporation Law provides that the articles of incorporation, the bylaws, or an agreement made by the company may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit, or proceeding must be paid by the company as they are incurred and in advance of the final disposition of the action, suit, or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that the officer or director is not entitled to be indemnified by the company. This indemnity and advancement of expenses may not be made to or on behalf of any director if a final adjudication establishes that the director's or officer's acts or omissions involved intentional misconduct, fraud, or a knowing violation of the law and was material to the cause of action.

     We have entered into employment agreements with Mr. Voss and Ms. Eckler that require us, to the extent permitted by law, to indemnify the executives from and against any and all claims that may be asserted against them by third parties (including derivative claims asserted on behalf of us) that are connected with the executives' employment with our company. These rights are in addition to any other rights to which the executives may be entitled. Under the employment agreements, we will not be required to defend or indemnify the executives

     *    in a criminal proceeding;

     *    in civil proceedings where the executive is the plaintiff; or

     * to the extent it is finally adjudicated that the executive did not act in good faith and with the reasonable belief that the executives' actions were appropriate in the discharge of his or her duties to our company.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

     During March 1998, we entered into an asset purchase agreement with Mobilelink Communications, Inc., to purchase the rights and title to all of Mobilelink's intellectual property in exchange for 220,000 shares of common stock and 5% of the gross sales of licenses of the intellectual property. If the gross sales from products or services related to the purchased intellectual property did not equal at least $200,000 within 24 months from the date of the purchase, then the acquired assets were to be returned to Mobilelink. We did not meet the sales requirements specified in the asset purchase agreement, and we are making plans to return the assets to Mobilelink. We issued the shares of common stock without registration under the Securities Act in reliance on the exemption provided by Section 4(2) of the Act as a transaction by an issuer not involving a public offering.


     During May 1998, we issued to one accredited investor 10,000 shares of common stock at a price of $2.00 per share to reimburse this investor for legal fees paid on behalf of our company. We issued these shares without registration under the Securities Act in reliance on the exemption provided by Section 4(2) of the Securities Act as a transaction by an issuer not involving a public offering.

     During May 1998, we issued to an attorney 549 shares of common stock at a price of $2.00 per share in consideration for legal services rendered to our company. We issued the shares of common stock without registration under the Securities Act in reliance on the exemption provided by Rule 504 of Regulation D promulgated thereunder as a transaction by an issuer not involving a public offering.


     During September 1998, we issued to four accredited investors an aggregate of $250,000 principal amount of convertible notes. In connection with the notes, we issued to these investors warrants to purchase 893 shares of common stock at exercise prices ranging from $23.00 to $27.00 per share. The notes bore interest at 6% per annum, payable quarterly in cash or in shares of our common stock. The notes were convertible into shares of our common stock at any time prior to June 1999, the maturity date of the notes. The conversion price of the notes was based on 66 2/3% of the closing bid price of our common stock on the trading day immediately prior to the date the conversion notice was received. In connection with the transaction, we issued to one investor as a document preparation fee warrants to purchase 1,000 shares of common stock at an exercise price of $32.00 per share. Holders converted $100,000 principal amount of the notes into 8,000 shares of common stock during September 1998. The remaining $150,000 principal amount of notes were outstanding as of January 2000, at which time all of the holders converted the notes into 45,570 shares of common stock. We have accrued approximately $12,000 of interest on the notes that has not yet been paid. We issued the notes and warrants without registration under the Securities Act in reliance on the exemption provided by Rule 504 of Regulation D promulgated thereunder as a transaction by an issuer not involving a public offering.

     During November 1998, we issued 1,381 at a price of $11.00 per share to an attorney in consideration for legal services rendered to our company. We issued these shares without registration under the Securities Act in reliance on the exemption provided by Section 4(2) of the Securities Act as a transaction by an issuer not involving a public offering.

     During February 1999, we issued to six accredited investors an aggregate of approximately $522,000 principal amount of unsecured notes. The notes do not bear interest and became due in February 2000. The notes are renewable. We issued the notes without registration under the Securities Act in reliance on the exemption provided by Rule 504 of Regulation D promulgated thereunder as a transaction by an issuer not involving a public offering.

     During September 1999, we entered into a three-year consulting agreement under which Northwest Capital Partners, LLC agreed to provide us with financial advice and assist us in arranging financing for our business operations. In connection with the consulting agreement, we issued to Northwest 1,500,000 shares of common stock in exchange for achieving certain milestones outlined in the agreement. In addition, we granted Northwest options to purchase 1,000,000 shares of common stock at an exercise price of $0.01 per share. During February 2000, Northwest exercised all 1,000,000 options. We issued the shares and options and the shares issued upon exercise of the options in reliance on the exemption provided by Section 4(2) of the Securities Act as a transaction by an issuer not involving a public offering.

     During October 1999, we issued to 15 accredited investors an aggregate of 6,282,000 shares of common stock at a price of $0.01 per share for an aggregate consideration of $62,820. In connection therewith, we issued to an attorney 25,000 shares of common stock at $0.50 per share in connection with legal services rendered with respect to this transaction. We issued these shares without registration under the Securities Act in reliance on the exemption provided by Rule 504 of Regulation D promulgated thereunder as a transaction by an issuer not involving a public offering.

     During October 1999, we issued to three consultants 60,000 shares of common stock at $1.875 per share in consideration for programming consulting services rendered to our company. We issued these shares without registration under the Securities Act in reliance on the exemption provided by Section 4(2) of the Securities Act as a transaction by an issuer not involving a public offering.

     During October 1999, we agreed to allow Northwest and one other accredited investor to convert approximately $332,000 of notes payable into an aggregate of 700,000 shares of common stock at $0.47 per share. We issued these shares without registration under the Securities Act in reliance on the exemption provided by Section 4(2) of the Securities Act as a transaction by an issuer not involving a public offering.


     During October 1999, we issued to an attorney 20,000 shares of common stock at $0.50 per share in connection with legal services rendered to our company. We issued these shares without registration under the Securities Act in reliance on the exemption provided by Section 4(2) of the Securities Act as a transaction by an issuer not involving a public offering.


     During October 1999, in connection with an acquisition agreement, we issued to two previous shareholders of PalmWorks, Inc., a Nevada corporation an aggregate of 3,650,000 shares of common stock representing all of the issued and outstanding stock of that company in exchange for 3,650,000 shares of our common stock. We issued these shares without registration under the Securities Act in reliance on the exemption provided by Section 4(2) of the Securities Act as a transaction by an issuer not involving a public offering.


     During October 1999, we granted to each of our three directors options to purchase 100,000 shares of our common stock (a total of 300,000 shares) at an exercise price of $1.00 per share. We granted these options without registration under the Securities Act in reliance on the exemption provided by Section 4(2) of the Securities Act as a transaction by an issuer not involving a public offering.

     During November 1999, we granted to Mr. Voss options to purchase 200,000 shares of common stock and Ms. Eckler options to purchase 300,000 shares of common stock at an exercise price of $2.50 per share. The options vest upon the achievement of certain performance objectives. We granted these options without registration under the Securities Act in reliance on the exemption provided by
Section 4(2) of the Securities Act as a transaction by an issuer not involving a public offering.

     During November 1999, we issued 19,000 shares of common stock at $2.00 per share to four consultants and advisors in consideration for services rendered to our company. We issued these shares without registration under the Securities Act in reliance on the exemption provided by Section 4(2) of the Securities Act as a transaction by an issuer not involving a public offering.


     During January 2000, we granted to each of our six employees options to purchase 50,000 shares of common stock (a total of 300,000 shares) at an exercise price of $2.00 per share. We granted these options without registration under the Securities Act in reliance on the exemption provided by Rule 701 promulgated thereunder as a transaction under a written compensation contract established by the issuer for the participation of its employees.

     During various dates from December 1999 to April 2000, we granted to each of our eight Advisory Board members options to purchase 50,000 shares of common stock (a total of 400,000 shares) at an exercise price of $1.00 per share. These Advisory Board members provide valuable professional services, advice, and recommendations to our officers and directors with respect to marketing, finance, technology, and our overall business plan. We granted these options without registration under the Securities Act in reliance on the exemption provided by Rule 701 promulgated thereunder as a transaction under a written compensation contract established by the issuer for the participation of its consultants and advisors.


     During February 2000, we issued to four accredited investors 1,200,000 shares of common stock at $1.50 per share, or an aggregate offering price of $1,800,000. We issued these shares without registration under the Securities Act in reliance on the exemption provided by Section 4(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder as a transaction by an issuer not involving a public offering.


     During February 2000, we granted to each of our three directors options to purchase 100,000 shares of our common stock (a total of 300,000 shares) at an exercise price of $2.50 per share. We granted these options without registration under the Securities Act in reliance on the exemption provided by Section 4(2) of the Securities Act as a transaction by an issuer not involving a public offering.

     During June 2000, we issued to a law firm 20,000 shares of common stock at $4.38 per share in connection with legal services rendered to our company. We issued these shares without registration under the Securities Act in reliance on the exemption provided by Section 4(2) of the Securities Act as a transaction by an issuer not involving a public offering.

ITEM 16. EXHIBITS.


EXHIBIT NO.                   DESCRIPTION OF EXHIBIT
-----------                   ----------------------

2.1 Acquisition Agreement dated October 28, 1999 by between and among the Registrant (as Titan Resources, Inc.), and Palm Works, Inc.*

2.2 Agreement of Merger and Plan of Merger and Reorganization dated April 17, 2000 by and between Palm Works, Inc., a New York corporation and the Registrant.

3.1            Articles of Incorporation of the Registrant.+

3.2            Bylaws of the Registrant.+

4.1            Specimen of Common Stock Certificate

5              Opinion of Greenberg Traurig, LLP

10.1 Lease Agreement dated July 1, 1998 between the Registrant and American National Insurance Company

10.2           Consulting   Agreement  dated  September  28,  1999  between  the
               Registrant and Northwest Capital Partners, L.L.C.+

10.3           Compensation   Agreement  dated  October  28,  1999  between  the
               Registrant and James T. Voss. +

10.4           Compensation   Agreement  dated  October  28,  1999  between  the
               Registrant and Ellen S. Eckler.+

10.5 Loan Agreement , Revolving Note, and Security Agreement between the Registrant and Northwest Capital Partners, L.L.C.

10.6 Letter of intent from the Registrant to Excellular Incorporated and Covault Corporation re: PDA Data

16.1           Letter from Bob Stephens & Associates, P.C. to the Commission re:
               Change in Certifying Accountant

23.1           Consent of Greenberg Traurig, LLP (included in Exhibit 5)

23.2           Consent of L.L. Bradford & Company

23.3           Consent of Bob Stephens & Associates, P.C.

23.4           Consent of Advisory Board members.+

24 Power of Attorney of Directors and Executive Officers (included on Signature Page of the Registration Statement) +

27.1           Financial Data Schedule for Fiscal Year Ended February 28, 1998+

27.2           Financial Data Schedule for Fiscal Year Ended February 28, 1999+

27.3           Financial Data Schedule for Fiscal Year Ended February 29, 2000+

----------
*    To be filed by amendment.
+    Previously filed.

ITEM 17. UNDERTAKINGS.


     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission this type of indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

     In the event that a claim for indemnification against liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by any director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether this type of indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of the issue.


     The undersigned registrant hereby undertakes:

     1.) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

          (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

          (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     2.) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     3.) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant also hereby undertakes that:

     1.) For determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant under Rule 424(b)(1), or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     2.)  For   determining   any  liability  under  the  Securities  Act,  each
post-effective amendment that contains a form of prospectus such a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering.

                                   SIGNATURES


     In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and authorized this registration statement to be signed on its behalf by the undersigned, in the city of League City, state of Texas, on June 28, 2000.

                                      PALMWORKS, INC.


                                      By: /s/ James T. Voss
                                          ------------------------------------
                                          James T. Voss
                                          Chairman of the Board of Directors,
                                          Chief Executive Officer, and President
                                          (Principal Executive Officer)

     In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates stated.


/s/ James T. Voss           Chairman of the Board of Directors,    June 28, 2000
------------------------    Chief Executive Officer, and
James T. Voss               President (Principal Executive
                            Officer)


/s/ Ellen S. Eckler         Executive Vice President, Chief        June 28, 2000
------------------------    Financial Officer, Secretary, and
Ellen S. Eckler             Director (Principal Financial and
                            Accounting Officer)


/s/ Brent Nelson            Director                               June 28, 2000
------------------------
Brent Nelson

                                  EXHIBIT INDEX


EXHIBIT NO.                   DESCRIPTION OF EXHIBIT
-----------                   ----------------------

2.1 Acquisition Agreement dated October 28, 1999 by between and among the Registrant (as Titan Resources, Inc.), and Palm Works, Inc.*

2.2 Agreement of Merger and Plan of Merger and Reorganization dated April 17, 2000 by and between Palm Works, Inc., a New York corporation and the Registrant.

3.1            Articles of Incorporation of the Registrant.+

3.2            Bylaws of the Registrant.+

4.1            Specimen of Common Stock Certificate

5              Opinion of Greenberg Traurig, LLP

10.1 Lease Agreement dated July 1, 1998 between the Registrant and American National Insurance Company

10.2           Consulting   Agreement  dated  September  28,  1999  between  the
               Registrant and Northwest Capital Partners, L.L.C.+

10.3           Compensation   Agreement  dated  October  28,  1999  between  the
               Registrant and James T. Voss. +

10.4           Compensation   Agreement  dated  October  28,  1999  between  the
               Registrant and Ellen S. Eckler.+

10.5 Loan Agreement , Revolving Note, and Security Agreement between the Registrant and Northwest Capital Partners, L.L.C.

10.6 Letter of intent from the Registrant to Excellular Incorporated and Covault Corporation re: PDA Data

16.1           Letter from Bob Stephens & Associates, P.C. to the Commission re:
               Change in Certifying Accountant

23.1           Consent of Greenberg Traurig, LLP (included in Exhibit 5)

23.2           Consent of L.L. Bradford & Company

23.3           Consent of Bob Stephens & Associates, P.C.

23.4           Consent of Advisory Board members.+

24 Power of Attorney of Directors and Executive Officers (included on Signature Page of the Registration Statement) +

27.1           Financial Data Schedule for Fiscal Year Ended February 28, 1998+

27.2           Financial Data Schedule for Fiscal Year Ended February 28, 1999+

27.3           Financial Data Schedule for Fiscal Year Ended February 29, 2000+

----------
*    To be filed by amendment.
+    Previously filed.